UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒                        Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

News Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each Class of securities to which transaction applies:

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1211 Avenue of the Americas

New York, New York, 10036

(212) 852-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on             , 2008

Dear Stockholder:

The Annual Meeting of Stockholders (the “Annual Meeting”) of News Corporation (the “Company”) will be held on             , 2008 at             a.m. (Eastern Time) at             .

At the Annual Meeting, stockholders will be asked to:

•	elect the 16 Directors identified in this proxy statement to the Board of Directors;
•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009;
•	amend the Company’s Restated Certificate of Incorporation to Provide for the Annual Election of Directors beginning at the Company’s 2008 Annual Meeting of Stockholders; and
•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. While all of the Company’s stockholders and all holders of CHESS Depositary Instruments exchangeable for shares of the Company’s common stock are invited to attend the Annual Meeting, only stockholders of record of the Company’s Class B Common Stock at the close of business on             , 2008 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. Holders of the Company’s Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting.

It is important that your shares of the Company’s Class B Common Stock be represented and voted at the Annual Meeting. If you are a holder of shares of Class B Common Stock, you may vote those shares by telephone or the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2008 Proxy Statement, or if you requested a paper proxy card, you may submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares of Class B Common Stock in person even if you previously submitted a proxy. Please note, however, that if your shares of Class B Common Stock are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by voting your shares by telephone or the Internet or, if you requested a paper proxy card, by completing and returning the proxy card as promptly as possible, prior to the Annual Meeting to ensure that your shares will be represented at the Annual Meeting if you are unable to attend.

If you are planning to attend the Annual Meeting in person, you will be asked to register before entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of the Company’s common stock will be verified against the list of stockholders of record as of             , 2008 prior

to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of common stock in “street name,” i.e., your shares of common stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of             , 2008, such as your most recent account statement prior to             , 2008, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

In accordance with new rules approved by the Securities and Exchange Commission, instead of mailing a printed copy of the Company’s proxy materials to stockholders, the Company may now furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials and the Company’s annual report, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

If you would like to register to receive materials relating to next year’s annual meeting of stockholders electronically instead of by mail, please go to www.newscorp.com/investor/ElectronicDelivery.html and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps lower the Company’s costs and reduce the amount of paper mailed to your home.

Laura A. O’Leary

Corporate Secretary
New York, New York
, 2008

YOUR VOTE IS IMPORTANT

REGARDLESS OF HOW MANY SHARES OF THE COMPANY’S CLASS B COMMON STOCK YOU OWN AS OF THE RECORD DATE, PLEASE VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR IF YOU HAVE REQUESTED A PAPER PROXY CARD, BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN PROMPTLY SUBMITTING YOUR VOTE BY TELEPHONE, INTERNET OR PROXY CARD.

Page
General	1
Proposal No. 1A: Election of Directors	7
Proposal No. 1B: Election of Additional Directors	9
Corporate Governance Matters	12
Proposal No. 2: Ratification of Selection of Independent Registered Public Accounting Firm	17
Proposal No. 3: Amendment of the Company’s Restated Certificate of Incorporation to Provide for the Annual Election of Directors Beginning at the Company’s 2008 Annual Meeting of Stockholders	19
Executive Officers of News Corporation	23
Security Ownership of News Corporation	24
Compensation Discussion and Analysis	26
Report of the Compensation Committee	35
Compensation Committee Interlocks and Insider Participation	35
Executive Compensation	36
Summary Compensation Table	36
Grants of Plan-Based Awards Table	38
Employment Agreements	39
Outstanding Equity Awards Table	42
Options Exercised and Stock Vested Table	43
Pension Benefits Table	43
Non-qualified Deferred Compensation Table	45
Potential Payments Upon Termination Table	45
Director Compensation	50
Equity Compensation Plan Information	53
Report of the Audit Committee	54
Certain Relationships and Related-Party Transactions	56
Section 16(a) Beneficial Ownership Reporting Compliance	58
Annual Report on Form 10-K	58
2008 Annual Meeting of Stockholders	58
Additional Information	59
Other Matters	59

1211 Avenue of the Americas

New York, New York, 10036

PROXY STATEMENT

Annual Meeting of Stockholders—            , 2008

GENERAL

Persons Making the Solicitation

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of News Corporation (the “Company”) of proxies for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on             , 2008 at              a.m. (Eastern Time) at                      and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about             , 2008. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.

The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

Outstanding Shares

The Company has two classes of common stock, Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”). Holders of Class B Common Stock are entitled to one vote per share on all matters to be presented at the Annual Meeting. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. All references to “you,” “your,” “yours” or other words of similar import in this proxy statement refers to holders of Class B Common Stock.

The Company’s shares are also traded on the Australian Stock Exchange (“ASX”) in the form of CHESS Depositary Instruments (“CDIs”). CDIs are exchangeable, at the option of the holder, into shares of either Class A Common Stock or Class B Common Stock, whichever is applicable, at the rate of one CDI per one such share of Common Stock.

Record Date

Only holders of record of shares of Class B Common Stock at the close of business on             , 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of Class A Common Stock are not entitled to vote on the matters to be presented at the Annual Meeting. As of the Record Date, there were              shares of Class B Common Stock outstanding held by approximately              holders of record. Each share of Class B Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting. A list of the stockholders of record as of the Record Date will be available at the Annual Meeting and at the Company’s principal executive offices during the ten (10) days prior to the Annual Meeting.

If your shares of Class B Common Stock are registered directly in your name with our transfer agent, Computershare Investor Services LLC, you are a stockholder of record, and these proxy materials are being sent directly to you from the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

If your shares of Class B Common Stock are held in “street name,” meaning your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and these proxy materials are being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Class B Common Stock. However, since you are not the stockholder of record, you may not vote these shares of Class B Common Stock in person at the Annual Meeting unless you obtain a signed proxy from the stockholder of record (i.e., your broker, bank or nominee) giving you the right to vote such shares.

Holders of CDIs exchangeable for Class B Common Stock (“Class B CDIs”) have a right to direct CHESS Depositary Nominees Pty Ltd. (“CHESS”), the legal holder of the CDIs, on how it should vote with respect to the proposals described in this proxy statement.

Internet Availability of Proxy Materials

In accordance with new rules approved by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to stockholders, the Company may now furnish proxy materials to stockholders on the Internet by providing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to stockholders when the materials are available on the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of the Company’s proxy materials and the Company’s annual report, as well as how to submit your proxy, over the Internet. If you receive a Notice of Internet Availability and would still like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, you should follow the instructions for requesting these materials included in the Notice of Internet Availability.

The Company intends to commence distribution of the Notice of Internet Availability to stockholders on or about             , 2008.

The Company first made available the proxy solicitation materials at              on or about             , 2008 to all stockholders entitled to vote at the annual meeting. You may also request a printed copy of the proxy solicitation materials by any of the following methods: via Internet at             ; by telephone at             ; or by sending an e-mail to             . Our 2008 annual report to stockholders was made available at the same time and by the same methods.

If you are a CDI holder, you may also request a printed copy of the proxy solicitation materials and our 2008 annual report to stockholders any of the following methods: via Internet at             ; by telephone at              (within Australia) or              (outside of Australia); or by sending an e-mail to                     .

Voting and Submission of Proxies

If you are a holder of Class B Common Stock, telephone and Internet voting is available 24 hours a day through 11:59 p.m. (Eastern Time) on             , 2008. If you are located in the United States or Canada, you can vote your shares by calling toll-free             . You can also vote your shares by Internet at                     . Both the telephone and Internet voting systems have easy to follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your shares by telephone or Internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you vote by telephone or Internet, you do not need to return your proxy card to the Company.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

If you hold Class B CDIs, Internet voting is available 24 hours a day through 5:00 p.m. (Australian Eastern Time on             , 2008. You may vote your CDIs by Internet at                     . The Internet system has easy to follow instructions on how you may vote your CDIs and allow you to confirm that the system has properly recorded your vote. If you vote your CDIs by Internet, you should have in hand when you access the website the Notice of Internet Availability or the voting instruction card (for those CDI holders who have received, by request, a hard copy of the voting instruction card). If you vote your CDIs by Internet, you do not need to return your voting instruction form to the Company. If you have received, by request, a hard copy of the voting instruction card, and wish to submit your vote by mail, you should complete and return the voting instruction card to CHESS by 5:00 p.m. (Australian Eastern Time) on             , 2008.

Properly completed proxies will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted “FOR” Proposals 1A, 1B, 2 and 3.

While the Company encourages holders of Class B Common Stock to vote by proxy, you also have the option of voting your shares of Class B Common Stock in person at the Annual Meeting. If your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record (i.e., your broker, bank or other nominee) giving you the right to vote the shares of Class B Common Stock.

Revocation of Proxies

A proxy may be changed or revoked by a stockholder at any time prior to the voting at the Annual Meeting:

•	if you are a holder of record of Class B Common Stock, by notifying our Corporate Secretary, Laura A. O’Leary, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036;
•	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);
•	by submitting a later-dated proxy card;
•	if you voted by telephone or Internet, by voting a second time by telephone or Internet; or
•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Class B CDI holders may change prior voting instructions by submitting a later-dated CDI voting instruction form before 5:00 p.m. (Australian Eastern Time) on             , 2008. Revocation of prior voting instructions must be submitted in writing before 5:00 p.m. (Australian Eastern Time) on             , 2008.

Attending the Annual Meeting in Person

While all of the Company’s stockholders and all holders of CHESS Depositary Instruments exchangeable for shares of Common Stock are invited to attend the Annual Meeting, only holders of Class B Common Stock are entitled to vote at the Annual Meeting. As discussed above, if your shares of Class B Common Stock are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to such shares of Class B Common Stock and you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below. If your shares of Class B Common Stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of admission a properly executed proxy from the stockholder of record giving you the right to vote the shares of Class B Common Stock.

If you are planning to attend the Annual Meeting in person, you will be asked to register prior to entering the Annual Meeting. All attendees will be required to present government-issued photo identification (e.g., driver’s license or passport) to enter the Annual Meeting. If you are a stockholder of record, your ownership of Common Stock will be verified against the list of stockholders of record as of the Record Date prior to being admitted to the Annual Meeting or you must present a properly executed proxy card. If you are not a stockholder of record and hold your shares of Common Stock in “street name,” i.e., your shares of Common Stock are held in a brokerage account or by a bank or other nominee, you must also provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, and a copy of the voting instruction card provided by your broker, bank or nominee, or similar evidence of ownership.

Prior to entering the Annual Meeting, all bags will be subject to search and all persons may be subject to a metal detector and/or hand wand search. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. The security procedures may require additional time, so please plan accordingly. If you do not provide government-issued photo identification or do not comply with the other registration and security procedures described above, you will not be admitted to the Annual Meeting.

If you require any special accommodations at the Annual Meeting due to a disability, please contact the Corporate Secretary at (212) 852-7000 or send an email to corporatesecretary@newscorp.com and identify your specific need no later than             , 2008.

The Annual Meeting will be audiocast live on the Internet at www.newscorp.com.

Required Vote

Quorum.  In order for the Company to conduct the Annual Meeting, a majority of the holders of Class B Common Stock outstanding as of the Record Date must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting. A “broker non-vote” occurs when you do not give your broker or nominee instructions on how to vote your shares of Class B Common Stock. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares of Class B Common Stock by completing and returning the enclosed proxy card as promptly as possible in the postage-paid envelope or to submit your proxy by telephone or the Internet prior to the Annual Meeting to ensure that your shares of Class B Common Stock will be represented at the Annual Meeting if you are unable to attend and so that the Company will know as soon as possible that enough votes will be present for the Annual Meeting to be held.

Election of Directors.  Directors are elected by a plurality of the votes cast. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present. Since Directors are elected by a plurality of the votes cast, abstentions and broker non-votes will have no effect on the election of Directors.

Ratification of Independent Registered Public Accounting Firm.  Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009 requires the affirmative vote of a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. For this proposal, abstentions will have the same effect as a vote “AGAINST” the proposal, but broker non-votes will have no effect on the outcome of the votes cast on this proposal.

Amendment to the Company’s Restated Certificate of Incorporation.  Approval of the amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the annual election of Directors beginning at this Annual Meeting requires the affirmative vote of the holders of sixty-five percent (65%) or more of the outstanding shares of Class B Common Stock. In determining whether holders of sixty-five percent (65%) or more of the outstanding shares of Class B Common Stock entitled to vote at the Annual Meeting have voted in favor of the amendment to the Certificate of Incorporation, abstentions and broker non-votes will be counted as votes “AGAINST” the proposal.

Other Items.  Under the Company’s Amended and Restated By-laws (the “By-laws”) and the rules of the New York Stock Exchange (“NYSE”), approval of each other proposal to be voted upon at the Annual Meeting requires a majority of the votes cast at the Annual Meeting to be voted “FOR” the proposal. A properly executed proxy marked “ABSTAIN” with respect to any proposal will not be counted as a vote cast “FOR” or “AGAINST” that proposal.

All shares of Class B Common Stock represented by properly executed proxies, which are returned and not revoked, will be voted in accordance with your instructions. If no instructions are provided in a proxy, the number of shares of Class B Common Stock represented by such proxy will be voted:

•	“FOR” the election of each of the Director nominees;
•	“FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009;
•	“FOR” the amendment to the Certificate of Incorporation to Provide for the Annual Election of Directors Beginning at this Annual Meeting; and
•	in accordance with the holder of the proxy’s discretion as to any other matters raised at the Annual Meeting.

If you hold your shares of Class B Common Stock in “street name” through a broker, bank or other nominee, your broker, bank or nominee may not vote on certain Annual Meeting proposals without your specific instructions because the proposals are not considered to be “routine” matters. Your broker, bank or nominee is permitted to vote your shares of Class B Common Stock on the election of Directors and the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm even if the broker, bank or nominee does not receive voting instructions from you. However, under NYSE rules, your broker, bank or nominee may not vote your shares of Class B Common Stock on the other proposals to be voted on at the Annual Meeting absent instructions from you. Without your voting instructions on these items, a broker non-vote will occur.

A representative of Computershare Investment Services, LLC has been appointed to act as inspector of election for the Annual Meeting and will tabulate the votes.

Information Regarding the Election of Directors

The Board currently has 16 Directors, divided into three classes. On April 15, 2008, the Board approved a resolution for all Directors to stand for election annually, commencing with this Annual Meeting. As set forth and more fully described in Proposal 3, the Board recommends that Class B Common Stockholders approve an amendment to the Certificate of Incorporation to provide that at each annual meeting beginning with this Annual Meeting all Directors be elected to hold office for a term expiring at the next annual meeting of stockholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. If the Class B Common Stockholders approve of this amendment to the Certificate of Incorporation, the Company’s classified board structure would be immediately eliminated, including for this year’s election of Directors. If the Class B Common Stockholders do not approve this amendment to the Certificate of Incorporation, the Company’s classified board structure will remain in place.

Accordingly, you will be voting for two slates of nominees, one slate in Proposal 1A and another slate in Proposal 1B. Each Director holds office until his or her successor has been duly elected and qualified or the Director’s earlier resignation, death or removal. The nominees are all current Directors of the Company and each nominee has indicated that he or she will serve if elected. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Board. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

PROPOSAL NO. 1A

ELECTION OF DIRECTORS

Under Proposal 1A, Messrs. Peter Chernin, Mark Hurd, Andrew S. B. Knight, James R. Murdoch and Sir Roderick I. Eddington, are nominees to serve as Directors to the Board. This election of Directors under Proposal 1A is not conditioned upon approval of the Company’s proposal to amend the Certificate of Incorporation to declassify the Board as set forth in Proposal 3. However, if the proposal to amend the certificate of incorporation to allow for the annual election of Directors beginning at this Annual Meeting, as set forth in Proposal 3, is approved by the requisite stockholder vote, then the Directors listed below as Proposal 1A Director nominees will hold office until the 2009 Annual Meeting of Stockholders or until their successors are elected and qualified. If Proposal 3 is not approved, these Directors will hold office until the 2011 Annual Meeting of Stockholders, subject to the provisions of the Certificate of Incorporation.

The following table lists the nominees for election as Directors under Proposal 1A. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director nominee. The ages shown are as of July 31, 2008.

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Peter Chernin (57)	Peter Chernin has been a Director and the President and Chief Operating Officer of the Company since 1996. Mr. Chernin has served as a Director of American Express Company since 2006.	1996	2008

Sir Roderick I. Eddington (58)	Sir Roderick I. Eddington has been a Director of the Company since 1999. Sir Roderick Eddington has served as Chairman, Australia and New Zealand of JPMorgan Chase Bank N.A. since 2006. Sir Roderick Eddington served as a Director and the Chief Executive of British Airways Plc from 2000 to 2005. Sir Roderick Eddington has been a Director of John Swire & Sons Pty Ltd since 1997, a Director of Rio Tinto plc since 2005, a Director of CLP Holdings Limited since 2006 and a Director of Allco Finance Group since 2006. Sir Roderick Eddington is the Chairman of the Audit Committee of the Board (the “Audit Committee”) and a member of the Compensation Committee of the Board (the “Compensation Committee”).	1999	2008

Mark Hurd (51)	Mark Hurd has been a Director of the Company since February 2008. Mr. Hurd has served as Chairman of Hewlett-Packard Company (“HP”) since 2006 and as Chief Executive Officer, President and a member of HP’s Board of Directors since 2005. Prior to joining HP, Mr. Hurd spent 25 years at NCR Corporation (“NCR”), where he held a variety of management, operations and sales and marketing roles, including as Chief Executive Officer from 2003 to 2005 and as President from 2001 to 2005. Mr. Hurd is a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).	February 2008	2008

Name and Age	Business Experience and Directorships	Director Since	Year Term Expires
Andrew S.B. Knight (68)	Andrew S. B. Knight has been a Director of the Company since 1991. Mr. Knight has been a Director of Rothschild Investment Trust Capital Partners plc since 1997. Mr. Knight was the Chief Executive Officer of Daily Telegraph plc from 1986 to 1989 and Editor of The Economist from 1974 to 1986. Mr. Knight is Chairman of the Compensation Committee and a member of the Audit Committee.	1991	2008

James R. Murdoch (35)	James R. Murdoch has been a Director and the Chairman and Chief Executive Officer, Europe and Asia of the Company since December 2007. Mr. J.R. Murdoch was the Chief Executive Officer of British Sky Broadcasting Group plc (“BSkyB”) from 2003 to December 2007. Mr. J.R. Murdoch has served as a Director of BSkyB since 2003 and as its Non-Executive Chairman since December 2007. Prior to joining BSkyB, Mr. J.R. Murdoch was the Chairman and Chief Executive Officer of STAR Group Limited, a wholly-owned subsidiary of the Company (“STAR”), from 2000 to 2003. Mr. J.R. Murdoch previously served as an Executive Vice President of the Company, and served as a member of the Board from 2000 to 2003. Mr. J.R. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. L.K. Murdoch.	December 2007	2008

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1A ON THE ENCLOSED PROXY CARD.

PROPOSAL NO. 1B

ELECTION OF ADDITIONAL DIRECTORS

Under Proposal 1B, Messrs. K. Rupert Murdoch, José María Aznar, Peter L. Barnes, Kenneth E. Cowley, David F. DeVoe, Viet Dinh, Lachlan K. Murdoch, Thomas J. Perkins, Arthur M. Siskind, John L. Thornton and Ms. Natalie Bancroft are nominees to serve as Directors to the Board for a one-year term expiring at the 2009 Annual Meeting of Stockholders or until his or her successor shall have been duly elected and qualified. The election of the Director nominees under this Proposal 1B will be effective only if stockholders approve the amendment to the Certificate of Incorporation to provide for the annual election of Directors beginning at this Annual Meeting under Proposal 3. If Proposal 3 is approved, the Company intends to file a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware promptly after the results of the stockholder vote are certified, and the term of office of the Director nominees under this Proposal 1B would begin at that time. If the proposal to amend the Certificate of Incorporation to allow for the annual election of Directors beginning at this Annual Meeting, as set forth in Proposal 3, is not approved by the requisite stockholder vote, then the election under this Proposal 1B will not be effective and the terms of office of the Directors listed below as Proposal 1B Director nominees will not be shortened from the currently scheduled expiration of the terms of those Directors as noted in the column “Year Term Currently Expires.”

The following table lists the nominees for election as Directors under Proposal 1B. The information with respect to principal occupation or employment, other affiliations and business experience was furnished to the Company by the respective Director nominee. The ages shown are as of July 31, 2008.

Name and Age	Business Experience and Directorships	Director Since	Year Term Currently Expires
K. Rupert Murdoch AC (77)	K. Rupert Murdoch AC has been Chief Executive Officer of the Company since 1979 and its Chairman since 1991. Mr. K.R. Murdoch has served as a Director of The Associated Press since April 2008. Mr. K.R. Murdoch is the father of Messrs. J.R. Murdoch and L.K. Murdoch.	1979	2010

José María Aznar (55)	José María Aznar has been a Director of the Company since 2006. Mr. Aznar has been the President of the Foundation for Social Studies and Analysis since 1989. Mr. Aznar has been a Distinguished Scholar at the Edmund A. Walsh School of Georgetown University since 2004. Mr. Aznar is the Honorific President of the Partido Popular of Spain and served as its Executive President from 1990 to 2004. Mr. Aznar was a member of The State Council of Spain from 2005 to 2006. Mr. Aznar served as the President of Spain from the 1996 to 2004.	2006	2009

Natalie Bancroft (28)	Natalie Bancroft has been a Director of the Company since December 2007. Ms. Bancroft is a professionally trained opera singer and is a graduate of the L’Institut de Ribaupierre in Lausanne, Switzerland.	December 2007	2010

Name and Age	Business Experience and Directorships	Director Since	Year Term Currently Expires
Peter L. Barnes (65)	Peter L. Barnes has been a Director of the Company since 2004. Mr. Barnes has been a Director of Ansell Limited since 2001 and its Chairman since 2005. Mr. Barnes has been a Director of Metcash Limited since 1999 and its Deputy Chairman since 2007. Mr. Barnes has been a Director of Samuel Smith & Sons Pty Ltd. since 1999 and has served as its Chairman since 2002. Mr. Barnes is a member of the Audit Committee.	2004	2010

Kenneth E. Cowley AO (73)	Kenneth E. Cowley AO has been a Director of the Company since 1979. Mr. Cowley has been the Chairman of RM Williams Holdings Limited since 1994. Mr. Cowley is a member of the Nominating and Corporate Governance Committee of the Board.	1979	2010

David F. DeVoe (61)	David F. DeVoe has been a Director of the Company and its Chief Financial Officer since 1990. Mr. DeVoe has served as Senior Executive Vice President of the Company since 1996. Mr. DeVoe has been a Director of BSkyB since 1994 and a Director of NDS Group plc (“NDS”) since 1996.	1990	2010

Viet Dinh (40)	Viet Dinh has been a Director of the Company since 2004. Mr. Dinh has been a Professor of Law at Georgetown University Law Center since 1996. Mr. Dinh has served as Principal of Bancroft Associates PLLC since 2003 and as Principal of Bancroft Capital Management since 2006. Mr. Dinh served as an Assistant Attorney General for Legal Policy in the U.S. Department of Justice from 2001 to 2003. Mr. Dinh has served as a Director of M&F Worldwide Corp. since 2007 and a Director of The Orchard, Inc. since 2007. Mr. Dinh is the Chairman of the Nominating and Corporate Governance Committee and has been a member of the Compensation Committee since August 2007.	2004	2010

Lachlan K. Murdoch (36)	Lachlan K. Murdoch has been a Director of the Company since 1996. Mr. L.K. Murdoch has served as the Chief Executive of Illyria Pty Ltd, a private investment company, since 2005. Mr. L.K. Murdoch served as an advisor to the Company from 2005 to August 2007, and served as its Deputy Chief Operating Officer from 2000 to 2005. Mr. L.K. Murdoch is the son of Mr. K.R. Murdoch and the brother of Mr. J.R. Murdoch.	1996	2009

Thomas J. Perkins (76)	Thomas J. Perkins has been a Director of the Company since 1996. Mr. Perkins has been partner of Kleiner Perkins Caufield & Byers, a venture capital company, since 1972. Mr. Perkins is a member of the Audit and Compensation Committees and has been a member of the Nominating and Corporate Governance Committee since August 2007.	1996	2009

Name and Age	Business Experience and Directorships	Director Since	Year Term Currently Expires
Arthur M. Siskind (69)	Arthur M. Siskind has been a Director of the Company since 1991 and the Senior Advisor to the Chairman of the Company since 2005. Mr. Siskind served as the Company’s Group General Counsel from 1991 to 2005, as Senior Executive Vice President from 1996 to 2005 and as Executive Vice President from 1991 to 1996. Mr. Siskind has served as a Director of BSkyB since 1992 and as a Director of NDS since 1996. Mr. Siskind has been an Adjunct Professor of Law at the Cornell Law School since August 2007 and was an Adjunct Professor of Law at Georgetown University Law Center from 2005 to 2007. Mr. Siskind has been a Member of the Bar of the State of New York since 1962.	1991	2009

John L. Thornton (54)	John L. Thornton has been a Director of the Company since 2004. Mr. Thornton has been a Professor and Director of Global Leadership at Tsinghua University in Beijing since 2003. Mr. Thornton served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. (“Goldman Sachs”) from 1999 until 2003 and as a Senior Advisor to Goldman Sachs from 2003 to 2004. Mr. Thornton has been a Director of the Ford Motor Company since 1996, a Director of Intel Corporation since 2003, a Director of China Netcom Group Corporation (Hong Kong) Limited since 2004 and a Director of The Industrial and Commercial Bank of China Ltd. since 2005. Mr. Thornton is a member of the Compensation and Nominating and Corporate Governance Committees.	2004	2009

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1B ON THE ENCLOSED PROXY CARD.

CORPORATE GOVERNANCE MATTERS

Classified Board of Directors.  The Certificate of Incorporation currently provides that the total number of Directors constituting the entire Board shall not be less than three, with the then-authorized number of Directors being fixed from time to time exclusively by the Board. The Board has designated the Board size at 16 members, and currently there are 16 members on the Board. The Board is divided into three classes: Class I, Class II and Class III. Currently the Class I Directors consist of Messrs. K.R. Murdoch, Barnes, Cowley, DeVoe and Dinh and Ms. Bancroft; Class II Directors consist of Messrs. Aznar, L.K. Murdoch, Perkins, Siskind and Thornton; and Class III Directors consist of Messrs. Chernin, Hurd, Knight and J.R. Murdoch and Sir Roderick Eddington. The terms of office of Directors in Class I, Class II and Class III end upon the later of the annual meeting of stockholders in 2010, 2009 and 2008, respectively, or the election and qualification of such Directors’ respective successors. Under the current Certificate of Incorporation, each Director elected at an annual meeting of stockholders will generally serve for a term ending at the third annual meeting following the annual meeting at which that Director was last elected, or until that Director’s successor is elected and qualified. However, as discussed in more detail in Proposal 3, the Board recommends that the stockholders approve an amendment to the Certificate of Incorporation to provide for the annual election of Directors beginning at this Annual Meeting.

Board Independence.  The Nominating and Corporate Governance Committee adopted the NYSE listing standards’ definition of “independence” to assist the Board in its determination of whether a Director shall be deemed to be independent of the Company. In addition, the NYSE listing standards provide that a Director is not independent unless the Board affirmatively determines that the Director has no “material relationship” with the Company. The Board applies the following categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally, under these categorical standards, the following relationships are deemed to be material:

•

A relationship where the Director has been, within the last three years, an employee of the Company (or subsidiary or parent of the Company), or an immediate family member is or has been, within the last three years, an executive officer of the Company;

•

A relationship where the Director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (or subsidiary or parent of the Company), other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

A relationship where (i) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the Director is a current employee of such a firm; (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

A relationship where the Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•

A relationship where the Director is a current employee or an immediate family member is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

For relationships that do not exceed the thresholds set forth above, the determination of whether the relationship is material or not, and, therefore, whether the Director would be independent or not, is made by the

Directors who are independent. Generally, types of relationships that are not addressed above will not cause an otherwise independent Director to be considered not independent. However, the Board may determine that a Director is not independent for any reason it deems appropriate.

The Board undertook its annual review of Director independence during the fourth quarter of fiscal year 2008. During this review, the Board considered transactions and relationships between each Director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between the Directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that Sir Roderick Eddington, Ms. Bancroft and Messrs. Barnes, Cowley, Dinh, Hurd, Knight, Perkins and Thornton are independent of the Company and its management under the standards set forth by the listing standards of the NYSE.

Statement of Corporate Governance.  The Board has adopted a Statement of Corporate Governance that sets forth the Company’s corporate governance guidelines and practices. The full text of the Statement of Corporate Governance may be found on the Company’s website at www.newscorp.com/corp_gov/socg.html and is available in print to any stockholder requesting a paper copy of the document by contacting the Corporate Secretary.

Standards of Business Conduct and Code of Ethics.  The Board has adopted the Standards of Business Conduct (the “Standards”). The Standards confirm the Company’s policy to conduct its affairs in compliance with all applicable laws and regulations and observe the highest standards of business ethics. The Standards also apply to ensure compliance with stock exchange requirements and to ensure accountability at a senior management level for that compliance. The Company intends that the spirit, as well as the letter, of the Standards be followed by all Directors, officers and employees of the Company, its subsidiaries and divisions. This is communicated to each new Director, officer and employee and was communicated to those in such positions at the time the Standards were adopted.

To further promote ethical and responsible decision-making, the Board has established a Code of Ethics for the Chief Executive Officer and senior financial officers that is included in the Standards.

The full text of the Standards and the Code of Ethics may be found on the Company’s website at www.newscorp.com/corp-gov/sobc.html and each is available in print to any stockholder requesting a paper copy of the documents by contacting the Corporate Secretary.

Director Nomination Process.  The Nominating and Corporate Governance Committee develops criteria for filling vacant Board positions, taking into consideration such factors as it deems appropriate, including the candidate’s education and background; his or her general business experience and familiarity with the Company’s businesses; and whether he or she possesses unique expertise that will be of value to the Company. Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a Director to the Company and its stockholders. All candidates must be individuals of personal integrity and ethical character, and who value and appreciate these qualities in others. It is expected that each Director will devote the necessary time to the fulfillment of his or her duties as a Director. In this regard, the Nominating and Corporate Governance Committee will consider the number and nature of each Director’s other commitments, including other directorships. The Nominating and Corporate Governance Committee will seek to promote through the nomination process an appropriate diversity on the Board of professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship.

After completing this evaluation, the Nominating and Corporate Governance Committee will make a recommendation to the full Board which makes the final determination whether to nominate or appoint the new Director after considering the Nominating and Corporate Governance Committee’s recommendation.

Stockholder Nomination Procedure.  The By-laws provide procedures for stockholders to nominate persons for election as Directors.

Stockholders must provide timely notice of a Director nomination and such nomination must be submitted in writing to the attention of the Corporate Secretary at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. Pursuant to the By-laws, to be timely for the 2009 Annual Meeting of Stockholders, the notice must be delivered to the Corporate Secretary between             , 2009 and             , 2009. Stockholder nominations must contain, for each person nominated as Director, all information relating to the stockholder nominee as would be required pursuant to the By-laws and the stockholder nominee’s written consent to serve as Director if elected. Stockholder nominations must also state the stockholder’s name and address as they appear on the Company’s books, the class and number of shares of the Company owned by the stockholder, a representation that the stockholder is a holder of record of Class B Common Stock and intends to appear in person or by proxy at such meeting to propose the nomination, and whether such stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders of Class B Common Stock to elect such nominee or nominees.

Director candidates recommended by stockholders should meet the director qualifications set forth under the heading “Director Nomination Process.” Director candidates recommended by stockholders who meet these director qualifications will be considered by the Chairman of the Nominating and Corporate Governance Committee, who will present the information on the candidate to the entire Nominating and Corporate Governance Committee. All director candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as any other candidate.

Ms. Bancroft was appointed as a Director pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2007, by and among the Company, Ruby Newco LLC, a wholly-owned subsidiary of the Company, Dow Jones and Diamond Merger Sub Corporation, as amended (the “Dow Jones Merger Agreement”), whereby the Board agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the Board. For more information regarding this arrangement, see the section entitled “Certain Relationships and Related-Party Transactions” below.

Prior to his appointment to the Board, Mr. Hurd’s nomination was presented to the Nominating and Corporate Governance Committee by another non-executive Director.

Communication with the Board.  Stockholders play an integral part in corporate governance and the Board ensures that stockholders are kept fully informed through:

•

information provided on the Company’s website www.newscorp.com, including the Company’s annual report which is distributed to all stockholders in connection with distribution of the Company’s proxy statement for its annual meeting of stockholders and which is available to all stockholders on request;

•	reports and other disclosures made to the SEC, and the stock exchanges in New York, Australia and London; and
•	notices and proxy statements of special and annual meetings of stockholders.

It is the policy of the Company to facilitate communications of stockholders and other interested parties with the Board and its various committees. Stockholders may raise matters of concern at the annual meetings of stockholders. In addition, any stockholder or other interested party wishing to communicate with any Director, any committee of the Board or the Board as a whole, may do so by submitting such communication in writing and sending it by regular mail to the attention of the appropriate party or to the attention of our Lead Director, Sir Roderick I. Eddington, at News Corporation, 1211 Avenue of the Americas, New York, New York 10036. This information is also posted on the Company’s website at www.newscorp.com.

Director Evaluation Policy.  The Nominating and Corporate Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all Directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Standards and the Company’s corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2008, the Board held six regularly scheduled meetings and one special meeting. During the fiscal year 2008, all of the Directors attended at least 75% of the meetings of the Board held during the period for which he or she has been a Director and the meetings of the committees on which he or she served, with the exception of Mr. Hurd who was appointed to the Board on February 12, 2008 and was unable to participate in one Board meeting and one Nominating and Corporate Governance Committee meeting due to a pre-existing commitment that he had notified the Board of prior to his appointment to the Board. From the time Mr. Hurd was appointed to the Board until the end of the fiscal year, the Board and the Nominating and Corporate Governance Committee each held two meetings.

It is the policy of the Board to hold regular executive sessions of the Non-Executive Directors without management present. During the fiscal year ended June 30, 2008, the Non-Executive Directors of the Board held seven executive sessions. Sir Roderick Eddington currently serves as Lead Director, presiding over the executive sessions of the Non-Executive Directors and supervising the self-evaluation of the Directors and the Board’s determination of the independence of its Directors.

Directors are encouraged to attend and participate in the Company’s annual meetings of stockholders. At the annual meeting of stockholders held by the Company in October 2007, all of the then serving Directors attended the annual meeting, with the exception of Mr. Chase Carey.

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These committees are comprised entirely of independent Directors, as currently required under the existing rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website at www.newscorp.com/corp_gov/bc.html and are available in print to any stockholder requesting a paper copy of these documents from the Corporate Secretary.

Audit Committee.  The Audit Committee consists of Sir Roderick Eddington, who serves as Chairman, and Messrs. Barnes, Knight and Perkins. The Audit Committee assists the Board in its oversight of (i) the integrity of the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. During the fiscal year ended June 30, 2008, the Audit Committee held six meetings. The Audit Committee’s report required by the SEC rules is included in this proxy under the heading “Report of the Audit Committee.”

The Audit Committee Charter provides that its members shall consist entirely of Directors who the Board determines are “independent” in accordance with the NYSE listing standards. The Board determined that each member of the Audit Committee meets the foregoing independence requirements and that each member of the

Audit Committee is financially literate in accordance with the NYSE listing standards. The Board also determined that Sir Roderick Eddington and Messrs. Perkins and Barnes are “audit committee financial experts” as defined under the SEC rules.

Compensation Committee.  The Compensation Committee consists of Mr. Knight, who serves as Chairman, Sir Roderick Eddington and Messrs. Dinh (appointed August 2007), Perkins and Thornton. The primary responsibilities of the Compensation Committee are: (i) to review and approve goals and objectives relevant to the compensation of the Chief Executive Officer, to evaluate the performance of the Chief Executive Officer in light of these goals and objectives and to recommend to the Board the compensation of the Chief Executive Officer based on this evaluation; (ii) to consider, recommend and oversee the Company’s incentive compensation plans and equity-based plans and recommend changes in such plans to the Board as needed, and to exercise all authority of the Board with respect to the administration of such plans, including the granting of awards under the Company’s incentive compensation plans and equity-based plans; (iii) to review and approve compensation, benefits and terms of employment of senior executives who are members of the Company’s Office of the Chairman; (iv) to review the Company’s recruitment, retention, compensation, termination and severance policies for certain senior executives; (v) to review and assist with the development of executive succession plans and to consult with the Chief Executive Officer regarding the selection of senior executives; and (vi) to review the compensation of non-executive directors for service on the Board and its committees and recommend changes in compensation to the Board.

During the fiscal year ended June 30, 2008, the Compensation Committee held five meetings. Pursuant to its charter, the Compensation Committee may delegate its authority to one or more members of the Board or officers of the Company, to the extent permitted by law, as it deems appropriate. The Compensation Committee has delegated to Messrs. K.R. Murdoch, Chernin and DeVoe the authority to make grants of restricted stock units within certain prescribed limits to non-executive officers of the Company. Any grants made by Messrs. K.R. Murdoch, Chernin or DeVoe pursuant to this authority are reported to the Compensation Committee on an annual basis. Further discussion of the processes and procedures for the consideration and determination of the compensation paid to the named executive officers during fiscal 2008, including the role of our Chief Executive Officer in recommending the amount or form of compensation paid to the named executive officers, other than himself, is found in the section entitled “Compensation Discussion and Analysis” below.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant. During the past several years, including fiscal 2008, the Compensation Committee has retained Deloitte Consulting LLP (“Deloitte”) to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte to determine the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Mr. Dinh, who serves as Chairman, and Messrs. Cowley, Hurd (appointed February 2008), Perkins (appointed August 2007) and Thornton. The responsibilities of the Nominating and Corporate Governance Committee are: (i) to review the qualifications of candidates for Director suggested by Board members, stockholders, management and others in accordance with criteria recommended by the Nominating and Corporate Governance Committee and approved by the Board; (ii) to consider the performance of incumbent Directors in determining whether to nominate them for re-election; (iii) to recommend to the Board a slate of nominees for election or re-election to the Board at each annual meeting of stockholders; (iv) to recommend to the Board candidates to be elected to the Board as necessary to fill vacancies and newly created directorships; and (v) to advise and make recommendations to the Board on corporate governance matters. The Nominating and Corporate Governance Committee also makes recommendations to the Board as to determinations of Director independence and conducts an annual self-evaluation for the Board. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2008.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending June 30, 2009. E&Y has audited the books and records of the Company since the fiscal year ended June 30, 2002. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement if the representative desires to do so.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2009, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed E&Y to perform audit and other permissible non-audit services for the Company and its subsidiaries. The Company has formal procedures in place for the pre-approval by the Audit Committee of all services provided by E&Y. These pre-approval procedures are described below under “Audit Committee Pre-Approval Policies and Procedures.”

The description of the fees for professional services rendered to the Company and its subsidiaries by E&Y for the fiscal years ended June 30, 2008 and 2007 is set forth below.

	Fiscal 2008		Fiscal 2007
Audit Fees(1)	$		$16,161,000
Audit-Related Fees(2)	$		$2,835,000
Tax Fees(3)	$		$12,509,000
All Other Fees(4)		$-	$16,000

Total Fees	$		$31,521,000

(1)	Audit fees include: fees rendered in connection with the annual audit of the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2008 and June 30, 2007; the audit of the Company’s annual management assessment of the effectiveness of internal control over financial reporting as of June 30, 2008 and June 30, 2007 (as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”)); statutory audits required internationally; reviews of the Company’s unaudited condensed consolidated interim financial statements included in the Company’s statutory and regulatory filings; and other services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Audit-related fees principally relate to employee benefit plan audits, due diligence related to mergers and acquisitions, audits of entities to be sold, accounting consultations, agreed-upon procedure reports, reports on internal controls over certain distribution services provided to third parties and other services related to the performance of the audit or review of the Company’s consolidated financial statements.
(3)	Tax fees include fees for tax compliance and tax consultations for domestic and international operating units.
(4)	All other fees principally consist of services relating to E&Y training seminars in the fiscal year ended June 30, 2007.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee’s policy provides for pre-approval of audit, audit-related, tax and certain other services specifically described by the Audit Committee on an annual basis. In addition, individual engagements anticipated to exceed pre-established thresholds, as well as certain other services, must be separately approved. The policy also requires specific approval by the Audit Committee if total fees for tax services would exceed total fees for audit and audit-related services in any given fiscal year. The policy also provides that the Audit Committee can delegate pre-approval authority to any member of the Audit Committee provided that the decision to pre-approve is communicated to the full Audit Committee at its next meeting. The Audit Committee has delegated this responsibility to the Chairman of the Audit Committee. Management has also implemented internal procedures to ensure compliance with this policy. As required by the Sarbanes-Oxley Act, all audit and non-audit services provided in the fiscal years ended June 30, 2008 and June 30, 2007 have been pre-approved by the Audit Committee in accordance with these policies and procedures. The Audit Committee also reviewed the non-audit services provided by E&Y during the fiscal years ended June 30, 2008 and 2007, and determined that the provision of such non-audit services was compatible with maintaining the auditor’s independence.

PROPOSAL NO. 3

AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS BEGINNING AT THE COMPANY’S 2008 ANNUAL MEETING OF STOCKHOLDERS

The Company and the Board are committed to good corporate governance practices that will benefit the Company’s stockholders. The Board is currently divided into three classes, with each Director elected at an annual meeting of stockholders generally serving a term of three years. Neither the Board nor the Nominating and Corporate Governance Committee believe that Directors who serve three-year terms are any less accountable to stockholders than Directors who serve a series of one-year terms. Under Delaware law, Directors owe fiduciary duties to the Company’s stockholders regardless of the length of their term.

As the Board has previously stated, one of the Board’s primary reasons for the classified board structure is to protect the Company’s and its stockholders’ interests in the event of an unfriendly or unsolicited proposal by a third party to takeover or restructure the Company. The classified board structure, together with the Company’s stockholder rights plan (the “Stockholder Rights Plan”), would provide the Company with time to negotiate with the third party, to consider alternative proposals and to assure that stockholder value is maximized. The Board felt that the risk of such an unfriendly or unsolicited takeover or restructure proposal from a third party was significant given the substantial number of shares of the Company’s common stock previously held by Liberty Media Corporation (“Liberty”) and Liberty’s prior public statement regarding its investment in the Company’s common stock.

In February 2008, pursuant to the Share Exchange Agreement, dated December 22, 2006, by and between the Company and Liberty (the “Share Exchange Agreement”), the Company and Liberty completed an exchange whereby Liberty exchanged all of the shares of Class A Common Stock and Class B Common Stock held by Liberty for all of the shares of a wholly-owned subsidiary of the Company, whose holdings consisted of all of the Company’s interests in DIRECTV, all of the Company’s interest in three of the Company’s Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and approximately $625 million in cash (the “Exchange”).

With the completion of the Exchange, Liberty is no longer a significant stockholder. The Board believes that the risk of a third party takeover is now significantly reduced. Consequently, the Board has terminated the Stockholder Rights Plan, and the Board believes it is now the appropriate time and in the best interests of the Company and its stockholders to declassify the Board. In addition, Mrs. Evelyn Y. Davis, a stockholder, submitted proposals in 2006 and 2007 requesting that the Board take the necessary steps to eliminate the Company’s classified Board structure. Ms. Davis’ proposals received support from 32.7% and 17.3% of the votes cast by the Company’s stockholders at the 2006 and 2007 annual meeting of stockholders, respectively, which indicated to the Board that a significant number of the Company’s stockholders support the declassification of the Board. Therefore, the Board has approved, and recommends approval by the Company’s stockholders, an amendment to the Certificate of Incorporation to provide for the annual election of Directors beginning at this Annual Meeting. The effect of this amendment to the Certificate of Incorporation, if approved by the Company’s stockholders, would be to eliminate the classification of the Board effective upon the Company’s filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware. Assuming this Proposal 3 is approved, the Company intends to file the Certificate of Amendment promptly after the results of the stockholder vote are certified.

The Director nominees listed under Proposal 1B, consisting of the two classes of Directors currently scheduled to remain in office until the 2009 and 2010 Annual Meeting of Stockholders, are being nominated for election for a one-year term expiring at the 2009 Annual Meeting of Stockholders, with each Director to hold office until his or her successor shall have been duly elected and qualified. The election under Proposal 1B is conditioned upon, and will only be effective upon the effectiveness of the amendment to the Certificate of Incorporation as proposed in this Proposal 3.

The proposed amendment to the Certificate of Incorporation under this Proposal 3 provides that Article V, Section 1 would be revised as follows:

ARTICLE V

SECTION 1. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series Common Stock) relating to the rights of the holders of any series of Preferred Stock or Series Common Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than three (3), with the then-authorized number of directors being fixed from time to time exclusively by the Board of Directors.

Except with respect to directors who may be elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”) or by holders of any series of Series Common Stock (the “Series Common Stock Directors”), beginning with the annual meeting of stockholders held in 2008 (the “2008 Annual Meeting”), the directors of the Corporation shall be elected annually at each annual meeting of stockholders of the Corporation. The directors will hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The terms of office of each director whose term of office did not expire at the 2008 Annual Meeting shall nonetheless expire upon the effectiveness of this Restated Certificate of Incorporation under the DGCL (the “Effective Time”), such that the directors elected at the 2008 Annual Meeting effective upon the Effective Time to succeed such directors shall commence their term of office at the Effective Time, for a term expiring at the next annual meeting of stockholders, with each such director to hold office until his or her successor shall have been duly elected and qualified.

Subject to the rights of the holders of any one or more series of Preferred Stock or Series Common Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock or Series Common Stock, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of at least a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class. At any time that there shall be three or fewer stockholders of record, directors may be removed with or without cause.

During any period when the holders of any series of Preferred Stock or Series Common Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock or Series Common Stock, as applicable, shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, unless such director’s right to hold such office terminates earlier pursuant to said provisions, subject in all such cases to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock or Series Common Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

Notwithstanding the foregoing, whenever the holders of outstanding shares of one or more series of Preferred Stock or Series Common Stock issued by the Corporation shall have the right, voting separately as a series or as a separate class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies, and other features of such directorship shall be governed by the terms of this Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock or Series of Common Stock) applicable thereto.

Assuming this Proposal 3 is approved, the Board has approved, subject to the effectiveness of the amendment to the Certificate of Incorporation as proposed in this Proposal 3, conforming changes to the Company’s By-laws to provide for the annual election of directors. As authorized by Article IX of the Company’s By-laws, the Board is expressly authorized to amend the By-laws by the vote of a majority of the entire Board without stockholder approval. Accordingly, Article II, Sections 1 and 2 of the By-laws will be amended by the Board to read as follows:

ARTICLE II—BOARD OF DIRECTORS

Section 1. Number, Election and Term of Directors.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any series of Series Common Stock or Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than three with the then-authorized number of directors being fixed from time to time exclusively by the Board.

Except with respect to directors who may be elected by the holders of any series of Preferred Stock (the “Preferred Stock Directors”) or by holders of any series of Series Common Stock (the “Series Common Stock Directors”), beginning with the annual meeting of stockholders held in 2008, the directors of the Corporation shall be elected annually at each annual meeting of stockholders of the Corporation. The directors will hold office for a term of one year or until their respective successors are elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Section 2. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any one or more series of Series Common Stock or Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified or until his or her earlier death, resignation or removal from office in accordance with the Certificate of Incorporation, these By-laws, or any applicable law or pursuant to an order of a court. No decrease in the number of directors shall shorten the term of any incumbent director.

Pursuant to Article VIII of the Certificate of Incorporation, the amendment to the Certificate of Incorporation proposed under this Proposal 3 requires the affirmative vote of the holders of sixty-five percent

(65%) or more of the then outstanding shares of Class B Common Stock of the Company. If this amendment to the Certificate of Incorporation is approved, then such amendment will become effective upon the filing of such amendment with the Secretary of State of Delaware, which filing will be made promptly after the results of the stockholder vote are certified.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL CONCERNING THE AMENDMENT OF THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS BEGINNING AT THE COMPANY’S 2008 ANNUAL MEETING OF STOCKHOLDERS, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

EXECUTIVE OFFICERS OF NEWS CORPORATION

The executive officers of the Company at June 30, 2008 are set forth in the table below. Each holds the offices indicated until his successor is chosen and qualified at the regular meeting of the Board to be held following the Annual Meeting, or at other meetings of the Board as appropriate.

Name	Age	Position with the Company
K. Rupert Murdoch	77	Chairman and Chief Executive Officer
Peter Chernin	57	Director, President and Chief Operating Officer
James R. Murdoch	35	Director, Chairman and Chief Executive, Europe and Asia
David F. DeVoe	61	Director, Senior Executive Vice President and Chief Financial Officer
Roger Ailes	68	Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television
Lawrence A. Jacobs	53	Senior Executive Vice President and Group General Counsel

Mr. K.R. Murdoch, is the father of Mr. J.R. Murdoch and Mr. L.K. Murdoch, a Director. Messrs. J.R. Murdoch and L.K. Murdoch are brothers. None of the other executive officers of the Company is related to any other executive officer or Director of the Company by blood, marriage or adoption.

Information concerning Messrs. K.R. Murdoch, Chernin, J. R. Murdoch and DeVoe can be found under the headings “Election of Directors” and “Election of Additional Directors.”

Roger Ailes has been Chairman and Chief Executive Officer of FOX News Channel since 1996, Chairman of Fox Television Stations and Twentieth Television since 2005 and Chairman and Chief Executive Officer of FOX Business Network since 2005. Prior to joining the Company, Mr. Ailes was President of CNBC from 1993 to 1996 and served as President of America’s Talking, an information talk channel that later became MSNBC.

Lawrence A. Jacobs has been a Senior Executive Vice President and Group General Counsel of the Company since 2005. Mr. Jacobs served as the Company’s Deputy General Counsel from 1996 to 2004, as Executive Vice President from 2001 to 2004 and as Senior Vice President from 1996 to 2001. Mr. Jacobs has been a Director of NDS since 2005. Mr. Jacobs has been a member of the Bar of the State of New York since 1982.

SECURITY OWNERSHIP OF NEWS CORPORATION

The following table sets forth the beneficial ownership of both Class A Common Stock and Class B Common Stock as of July 14, 2008 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Class B Common Stock; (ii) each member of the Board; (iii) each named executive officer (as identified under “Executive Compensation and Other Information”) of the Company; and (iv) all Directors and executive officers of the Company as a group.

	Common Stock Beneficially Owned(1)
	Number of Shares Beneficially Owned		Option Shares(3)	Percent of Class(4)
Name(2)	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)	Non-Voting Class A Common Stock	Non-Voting Class A Common Stock	Voting Class B Common Stock(5)
Murdoch Family Trust(6) c/o McDonald Carano Wilson LLP 100 W. Liberty Street 10th Floor Reno, NV 89501	9,843,721	297,280,548	0	*	37.2%

HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud(7) c/o Kingdom Holding Company Kingdom Centre—Floor 66 P.O. Box Riyahd, 11321 Kingdom of Saudi Arabia	0	56,237,915	0	0	7.0%

K. Rupert Murdoch(8)	18,629,895	307,947,777	12,000,000	1.7%	38.6%
Roger Ailes	245,804	0	725,000	*	*
José María Aznar	2,500	0	0	0	0
Natalie Bancroft	0	0	0	0	0
Peter L. Barnes	7,959	0	0	*	0
Peter Chernin(9)	10,465	0	7,000,000	*	0
Kenneth E. Cowley AO	80,723	5	18,000	*	*
David F. DeVoe	8,160	0	750,000	*	0
Viet Dinh	0	1,010	0	0	*
Sir Roderick I. Eddington	134,770	0	52,000	*	0
Mark Hurd	0	0	0	0	0
Andrew S.B. Knight	201,123	120,657	30,000	*	*
James R. Murdoch(10)	3,998,580	1,644	330,000	*	*
Lachlan K. Murdoch(11)	4,585,772	7,057	1,600,000	*	*
Thomas J. Perkins	6,000	21,050	30,000	*	*
Stanley S. Shuman(12)	332,515	60,996	30,000	*	*
Arthur M. Siskind	33,226	10,934	1,570,000	*	*
John L. Thornton	0	0	0	0	0
All current Directors and executive officers as a group (19 members)	28,277,492	308,171,130	24,135,000	2.9%	38.6%

*	Represents beneficial ownership of less than one percent of the issued and outstanding Class A Common Stock or Class B Common Stock, as applicable, on July 14, 2008.
(1)	This table does not include, unless otherwise indicated, any shares of Class A Common Stock or any shares of Class B Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various Directors and officers serve as directors or trustees.
(2)	The address for all Directors and executive officers of News Corporation is c/o News Corporation, 1211 Avenue of the Americas, New York, NY 10036.

(3)	The number of option shares reported reflects the number of option shares currently exercisable or that become exercisable within 60 days following July 14, 2008.
(4)	Applicable percentage of ownership is based on 1,810,522,611 shares of Class A Common Stock and 798,520,953 shares of Class B Common Stock outstanding as of July 14, 2008, together with the exercisable stock options, for such stockholder or group of stockholders, as applicable. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of July 14, 2008 are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(5)	Beneficial ownership of Class B Common Stock as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership of Class B Common Stock represents both sole voting and sole investment power.
(6)	Beneficial ownership of the Class A Common Stock is as of May 13, 2008 as reported on Form 4 filed with the SEC on May 14, 2008. Beneficial ownership of Class B Common Stock is as of December 15, 2006 as reported on a Form 3 filed with the SEC on December 15, 2006. Cruden Financial Services LLC, a Delaware limited liability company (“Cruden Financial Services”), the corporate trustee of the Murdoch Family Trust, has the power to vote and to dispose or direct the vote and disposition of the reported Class B Common Stock. In addition, Cruden Financial Services has the power to exercise the limited vote and to dispose or direct the limited vote and disposition of the reported Class A Common Stock. As a result of Mr. K.R. Murdoch’s ability to appoint certain members of the board of directors of Cruden Financial Services, Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Some of the Murdoch Family Trust’s shares of the Class A Common Stock are pledged from time to time to secure lines of credit with certain banks.
(7)	Beneficial ownership of Class B Common Stock is as of March 28, 2007 as reported on Schedule 13D/A filed by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud (“HRH”) on April 30, 2007. Based on the Schedule 13D/A, 24,917,341 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-62, Ltd. (“KR-62”), and 31,320,574 shares of the reported Class B Common Stock are owned by Kingdom 5-KR-63, Ltd. (“KR-63”). KR-62 and KR-63 are wholly-owned subsidiaries of Kingdom 5-KR-11, Ltd. (“KR-11”), which is owned by the Kingdom Holding Company (“KHC”). HRH, as the majority shareholder of KHC, has the power to appoint a majority of the directors of KHC and, through this power, has the power to appoint a majority of the directors of KR-11, and in turn, KR-11, as sole shareholder of KR-62 and KR-63, has the power to appoint a majority of the directors of KR-62 and KR-63. HRH is the sole director of KR-62 and KR-63. Accordingly, HRH may be deemed to indirectly control the disposition and voting of the reported Class B Common Stock.
(8)	Beneficial ownership reported includes 9,843,721 shares of Class A Common Stock and 297,280,548 shares of Class B Common Stock beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch may be deemed to be a beneficial owner of the shares beneficially owned by the Murdoch Family Trust. Mr. K.R. Murdoch, however, disclaims any beneficial ownership of such shares. Beneficial ownership reported also includes 37,402 shares of Class A Common Stock and 10,646,571 shares of Class B Common Stock held by the K.R. Murdoch 2004 Revocable Trust of which Mr. K.R. Murdoch holds a beneficial and trustee interest. Beneficial ownership reported also includes 4,800 shares of Class A Common Stock and 4,540 shares of Class B Common Stock held by certain members of Mr. K.R. Murdoch’s family. Beneficial ownership also includes 8,729,432 shares of Class A Common Stock held by the GCM Trust which is administered by independent trustees for the benefit of Mr. K.R. Murdoch’s minor children. Mr. K.R. Murdoch, however, disclaims beneficial ownership of such shares.
(9)	Beneficial ownership reported includes 1,400 shares of Class A Common Stock held by the Peter and Megan Chernin Revocable Trust of which Mr. Chernin holds a beneficial and trustee interest.
(10)	Beneficial ownership reported includes 3,055,301 shares of Class A Common Stock held by the JRM Family Trust which is administered by an independent trustee for the benefit of Mr. J.R. Murdoch and his immediate family.
(11)	Beneficial ownership reported includes 4,364,716 shares of Class A Common Stock held by the LKM Family Trust which is administered by an independent trustee for the benefit of Mr. L.K. Murdoch, his immediate family members and certain charitable organizations.
(12)	Mr. Shuman is a Director Emeritus.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program Philosophy and Objectives

The goal of creating long-term growth and value for our stockholders drives our philosophy of how we design our executive compensation program. As one of the world’s leading entertainment companies, with a diversified portfolio of businesses, News Corporation’s executives are central to the value the Company creates for our stockholders. It is their leadership, creativity and ability to identify and execute on business opportunities that spur the Company’s future growth and success. To that end, we must attract, motivate and retain the highest quality talent to lead the Company, and our compensation program is a key tool in achieving these goals.

In accordance with its charter, the Compensation Committee establishes and oversees our executive compensation program. The Compensation Committee has the primary responsibility of reviewing and approving the compensation levels and benefit programs for certain of our executives, including for the executive officers listed on the Summary Compensation Table below, who we collectively refer to as the “named executive officers.” The Compensation Committee also oversees and reviews our incentive compensation plans and equity-based plans. For more information on the Compensation Committee’s responsibilities and its composition, see the section entitled “Committees and Meetings of the Board of Directors—Compensation Committee” above.

The Compensation Committee believes that compensation for executives, including the named executive officers, should fulfill the following objectives: (i) attracting the highest quality talent to the Company; (ii) motivating executives in the short-term and long-term by rewarding them for meeting or exceeding individual or Company performance goals; (iii) aligning our executives’ interests with the long-term interests of our stockholders; and (iv) encouraging and providing incentives for executives to remain with the Company for long and productive careers.

In order to attract and retain the best talent, our executives’ compensation packages must remain competitive. The Compensation Committee annually reviews the compensation practices of a group of our peer companies, consisting of other publicly-traded international media companies and other comparably sized Standard & Poor’s 500 companies, as well as evolving market practices, to ensure that it makes informed compensation decisions. Although the Compensation Committee considers the compensation practices of our peer companies, because of the complex mix of industries and markets in which the Company operates, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices. The Compensation Committee’s goal is to provide total compensation packages that are competitive with prevailing practices in our industry and in the geographic markets in which we conduct business. However, the Compensation Committee retains flexibility within the compensation program in order to respond to and adjust for specific circumstances and our evolving business environment.

The Compensation Committee retains Deloitte to provide advice on a variety of compensation matters as requested by the Compensation Committee. Deloitte primarily provides advice relating to named executive officer and non-executive director compensation, compensation trends, the design of the Company’s equity incentive plans, and, from time to time, the structure of individual executive employment agreements. The Compensation Committee reviews information provided by Deloitte to determine the appropriate level and mix of compensation for each of the named executive officers in light of our compensation objectives. In addition, members of our senior management team keep abreast of developments in compensation and benefits matters and participate in the gathering and presentation of facts related to these matters as requested by the Compensation Committee. Our Chief Executive Officer (“CEO”) consults with and provides recommendations to the Compensation Committee on the design of our compensation program, as discussed below. In addition, our CEO periodically reports to the Compensation Committee on other named executive officers’ performance and, when appropriate, provides recommendations regarding the other named executive officers’ compensation packages. The CEO does not, however, make recommendations about, or participate in, decisions regarding his own compensation.

Elements of Our Named Executive Officers’ Compensation Packages

The key elements of our executive compensation program for our named executive officers are base salary, incentive compensation and retirement benefits. The named executive officers also receive certain perquisites, but such perquisites are not a key element of compensation. The chart below illustrates how each element of compensation fulfills our four compensation objectives discussed above:

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term
Base Salary	X				X
Incentive Compensation	X	X	X	X	X
Retirement Benefits	X				X

When making individual executive compensation decisions, the Compensation Committee considers such characteristics as the named executive officer’s leadership and management expertise, performance history, the complexity of the position and responsibilities, growth potential, term of service with the Company, reporting structure and internal parity considerations. The Compensation Committee also takes into account certain other market factors, such as the significance that our industry and geographic markets (particularly New York City, Los Angeles and London) play in the Company’s ability to attract and retain talent, among others. In determining the amount of total compensation, the Compensation Committee considers both currently paid compensation and the opportunity for future compensation, as well as the mix of cash and equity-based compensation.

The Compensation Committee annually reviews and analyzes the nature and amounts of all elements of each named executive officer’s total compensation package, both separately and in the aggregate, to ensure that total compensation is competitive within the marketplace, that a significant portion of each named executive officer’s compensation is performance based, and that an appropriate balance is maintained in focusing different elements of compensation on both the short-term and long-term performance of the Company. The Compensation Committee also reviews the amount of each named executive officer’s equity interest in the Company. Any future compensation decisions by the Compensation Committee for the named executive officers are made in the context of this review.

Our fiscal 2008 named executive officers are Messrs. K. Rupert Murdoch, Peter Chernin, James R. Murdoch, David F. DeVoe and Roger Ailes. Messrs. K.R. Murdoch, Chernin, DeVoe and Ailes have served the Company or its subsidiaries or affiliates for 56, 19, 25 and 12 years, respectively. Mr. J.R. Murdoch has been with the Company for a total of 12 years, having rejoined the Company in December 2007 as our Chairman and Chief Executive, Europe and Asia, after serving as the Chief Executive Officer of BSkyB, in which the Company has a 39% equity interest, for the prior four years. The depth of each of the named executive officer’s institutional knowledge, the breadth and continuity of their experience and their superior leadership talents have been instrumental and invaluable in making News Corporation one of the pre-eminent international entertainment companies.

With the exception of our Messrs. K. R. Murdoch and J.R. Murdoch, each of our named executive officers is party to a pre-existing negotiated employment agreement. (For a detailed description of Messrs. Chernin, DeVoe and Ailes’ employment agreements, please see the section entitled “Employment Agreements,” and for a discussion of the compensation arrangement approved by the Compensation Committee for Mr. J.R. Murdoch, please see the section entitled “Compensation Arrangement for Mr. James R. Murdoch.”) The level of compensation contractually agreed upon and/or approved by the Compensation Committee reflects, among other factors, the scope and nature of their individual responsibilities, past performance and retention considerations at the time those agreements were entered into. The compensation package of each of the named executive officers does not necessarily contain each of the elements of compensation mentioned above. Instead, the Compensation Committee creates a compensation package for each of the named executive officers that contains a mix of compensation elements that it believes best addresses his particular responsibilities and that will best achieve our overall compensation objectives. In addition, the Compensation Committee has made a determination that, to the extent practicable, there should be parity in compensation between the Company’s Chairman and Chief Executive Officer and its President and Chief Operating Officer because they both have responsibilities in establishing and executing the Company’s overall strategy.

Base Salary

The basic element of compensation needed to attract and retain an employee in any organization is base salary. Base salary is the fixed element of a named executive officer’s annual cash compensation, and serves as a baseline measure of the named executive officer’s value to the Company and the foundation upon which the types and amounts of other elements of compensation for the named executive officer is based.

As discussed above, Messrs. Chernin, DeVoe and Ailes are each a party to a pre-existing negotiated employment agreement, which provides for a specified or minimum base salary. At the time each of these employment agreements was entered into, the Compensation Committee established each named executive officer’s base salary in the context of the nature of the named executive officer’s particular position, the responsibilities associated with that position, length of service with the Company, their experience, expertise, knowledge and qualifications, market factors, retention factors, our CEO’s recommendation and the Company’s overall compensation philosophy.

The Compensation Committee reviews annually the base salary of each of the named executive officers, subject to the terms of any applicable employment agreements. Base salary may be adjusted if the Compensation Committee determines that an adjustment is warranted or that a different mix of compensation elements may more appropriately compensate the individual named executive officer in light of the Company’s compensation objectives. The factors considered by the Compensation Committee when determining adjustments in base salary include: past performance; the assumption by the named executive officer of any additional responsibilities; retention considerations; market factors; internal parity considerations; and the CEO’s recommendation (with the exception of his own base salary). For purposes of parity between Messrs. K.R. Murdoch and Chernin, the Compensation Committee has made their base salaries equal since fiscal 2007.

The base salaries for each of the named executive officers remained unchanged in fiscal 2008 from fiscal 2007, with the exception of Mr. J.R. Murdoch who joined the Company on December 7, 2007.

Incentive Compensation

The named executive officers have a direct influence on our operations and strategy. Consequently, the Compensation Committee believes that a larger portion of each of the named executive officers’ total compensation should be variable based on the Company’s performance. As incentive for the named executive officers to strive continuously for better performance, a significant portion of a named executive officer’s total compensation is “at risk” based upon the Company’s short-term and long-term performance. Incentive compensation awarded to our named executive officers is designed to foster a performance-driven, pay-for-performance culture that also aligns our named executive officers’ interests with those of our stockholders, and to reward the named executive officers for superior results.

In determining the performance criteria for incentive compensation, the Compensation Committee uses performance measures that are based on objective operational results of the Company because it believes that the performance measures should be based on results that are within the control of the named executive officers, rather than a stock price that is also influenced by external market forces and that could potentially lead to an undesirable focus on short-term factors outside of the named executive officer’s control. Performance-based measures are chosen which the Compensation Committee believes will incentivize an executive to drive operating results in the short-term, as well as drive sustainable and profitable growth in order to create long-term value for our stockholders.

Beginning in fiscal 2005, the Compensation Committee adopted a methodology that based a portion of Messrs. K.R. Murdoch, Chernin and DeVoe’s incentive compensation on the Company’s year-over-year change in adjusted earnings per share (“EPS Bonus”). In February 2008, the Compensation Committee adopted the same methodology for Mr. J. R. Murdoch’s EPS Bonus for fiscal 2008. A metric based on earnings per share (“EPS”) was chosen as a performance metric because the Compensation Committee believes that EPS is a significant factor in how our stockholders and analysts evaluate the performance of both the Company and our management. In addition, the Compensation Committee believes EPS is a performance metric that aligns the interests of these named executive officers with those of our stockholders and that continued growth in EPS year-over-year will lead to long-term improvement in return on investment for our stockholders through an increase in the market value of our shares over time. Thus, for these named executive officers who have responsibility for our overall business operations and strategy, the Compensation Committee determined that basing a portion of their incentive compensation, which can potentially be the most significant portion of the named executive officer’s total compensation, on growth in adjusted EPS is appropriate. This methodology remains in effect for Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe through fiscal 2009 and involves the following calculation:

•	Determination of the prior fiscal year’s adjusted EPS;
•	Determination of the current fiscal year’s adjusted EPS; and
•	Calculating the percentage change in adjusted EPS.

Adjusted EPS is used because the Compensation Committee believes that the adjustments provide a better evaluation of the Company’s operating performance, as they take into account specific events that may distort the Company’s performance in a specific performance period. The adjustments made reflect the elimination of the net income effect of the following items:

•	Non-cash intangible asset impairment charges and write-downs on investments to realizable values;
•	Gains or losses on the sale or other disposition of businesses or investments;
•	Items classified as “extraordinary items”;
•	The impact of changes in accounting in the fiscal year of such change (with the intent being to measure adjusted EPS in each fiscal year on the same bases of accounting);
•	Costs of material business restructurings, reorganizations and relocations; and
•	Gains and losses from capital and debt issuances and retirements.

In this manner, executives are not unduly influenced in their decision making, because they will neither benefit nor be penalized as a result of certain unanticipated and uncontrollable events that may positively or negatively affect EPS in the short term.

The Compensation Committee determined a pre-established range of the percentage change in adjusted EPS calculation with corresponding EPS Bonus payment levels for each of Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe. Although this methodology is based upon adjusted EPS on an annual basis, the fact that these EPS Bonus guidelines are in place for each of Messrs. K.R. Murdoch, Chernin and DeVoe over multiple years encourages them to look to the long-term performance of the Company. For purposes of parity, the EPS Bonus guidelines are the same for each of Messrs. K.R. Murdoch and Chernin. Based on the percentage change in adjusted EPS calculation, Messrs. K.R. Murdoch and Chernin could receive an EPS Bonus of between $0 and $25 million in a particular fiscal year and Mr. DeVoe could receive an EPS Bonus of between $0 million and $7 million in a particular fiscal year. Mr. J.R. Murdoch could receive an EPS Bonus of between $0 to $12.5 million, with the fiscal 2008 EPS bonus to be pro-rated based upon Mr. J.R. Murdoch’s commencement of employment on December 7, 2007. For additional information on these ranges and the EPS Bonuses, see footnote (a) to the Grants of Plan-Based Awards Table below.

The annual EPS Bonuses are awarded following the Compensation Committee’s certification that the performance goals upon which these EPS Bonuses are based have been attained. The Compensation Committee determined to pay the EPS Bonuses in cash to Mr. K.R. Murdoch and in a combination of cash and cash-settled RSUs to Messrs. Chernin, J.R. Murdoch and DeVoe, as reflected in the Summary Compensation Table and its associated footnotes below. Any portion of the EPS Bonus paid in cash must be paid no later than ninety days after the applicable fiscal year end or within ten days after the Company’s earnings for the applicable fiscal year are publicly released. If any portion of the EPS Bonus is paid in cash-settled RSUs, the number of cash-settled RSUs awarded is determined by dividing the amount of any EPS Bonus allocated to cash-settled RSUs by the average of the closing price of our Class A Common Stock on the New York Stock Exchange for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid.

The Compensation Committee determined to pay Mr. K.R. Murdoch’s EPS Bonuses in cash because, as a significant stockholder of the Company and his long history with the Company, it believed that his interests were already significantly aligned with those of our stockholders and it is unlikely that he will leave the Company during his working career. For Messrs. Chernin, J.R. Murdoch and DeVoe, the Compensation Committee approved payment of their EPS Bonuses in a mix of cash and time-vested, cash-settled RSUs. The RSUs serve as a retention tool because, except in certain limited circumstances, Messrs. Chernin and DeVoe must remain with the Company through the term of their employment agreements and Mr. J.R. Murdoch must remain with the company for three years to receive their full value. In addition, by paying a portion of their EPS Bonuses in RSUs, these named executive officers have an increased equity interest in the Company, which further encourages decision making that will drive long-term results for the Company. RSUs provide a direct alignment between the interests of our stockholders and the named executive officers.

Based upon the above calculation, the Compensation Committee determined that the adjusted EPS percentage increase from fiscal 2007 to fiscal 2008 was             % and approved a fiscal 2008 EPS Bonus of $             for each of Messrs. K.R. Murdoch and Chernin, $             for Mr. J.R. Murdoch (pro-rated as noted above) and $             for Mr. DeVoe. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

As discussed in more detail below in the “Our Long-Term Incentive Plan” section, the Compensation Committee granted awards under the Company’s 2005 Long-Term Incentive Plan (the “LTIP”) to executives responsible for the Company’s various business units that are conditioned upon the achievement of pre-determined fiscal 2008 operating profit goals for their respective business units at a target level of 50% of base salary for the highest level of executives. Pursuant to the terms of their respective employment agreements, Messrs. Chernin and DeVoe are entitled to participate in broad-based equity grants under the LTIP. In             2008, the Compensation Committee considered that the Company as a whole had operating profit growth from fiscal 2007 to fiscal 2008 of             %; therefore, pursuant to the terms of their employment agreements, the Compensation Committee determined to award time-vested, cash-settled RSUs under the LTIP in an amount equal in value to $             for Mr. Chernin and $             for Mr. DeVoe, which amounts are             % of their respective annual base salaries. For purposes of parity among the named executive officers, the Compensation Committee determined to also award time-vested, cash-settled RSUs in amount equal in value to $             to Mr. K.R. Murdoch which is             % of his annual base salary, and $             to Mr. J.R. Murdoch which is             % of his annual base salary pro-rated based on the commencement of his employment on December 7, 2007. In converting the dollar value of these awards to the number of RSUs to grant these named executive officers, the Compensation Committee used a similar formula as that used for the business unit executives which is discussed in more detail below. Consequently, in             2008, the Compensation Committee awarded             ,             ,             and             time-vested, cash-settled RSUs to Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe, respectively. These awards are set forth in the Grants of Plan-Based Awards Table below. Twenty-five

percent of these RSUs vested on             , 2008, with the remaining balance vesting in three equal annual installments over the next three years. These RSUs are not eligible to receive dividend payments. The Compensation Committee believes that these LTIP awards serve its compensation objectives because the payment of the awards in time-vested, cash-settled RSUs further encourages a longer term view of the Company’s performance and promotes retention.

As a part of the compensation package approved by the Compensation Committee discussed below, Mr. J.R. Murdoch is eligible to receive an annual bonus based on the operating profit growth of the operating divisions over which Mr. J.R. Murdoch has responsibility, with a target opportunity of 75% of his base salary and a maximum opportunity of 100% of his base salary.

Under the terms of his employment agreement, one element of Mr. Ailes compensation is annual incentive compensation based solely upon the financial performance of the FOX News Channel. Similar to the responsibility of Messrs. K.R. Murdoch, Chernin and DeVoe for the overall financial performance of the Company, Mr. Ailes is directly responsible for FOX News Channel’s operating results. Therefore, the Compensation Committee chose FOX News Channel’s earnings before interest, tax, depreciation and amortization (“EBITDA”) as the objective financial performance measure to determine Mr. Ailes’ incentive compensation (the “FOX News Channel Bonus”). The amount that Mr. Ailes will receive for his FOX News Channel Bonus in any fiscal year during the term of his agreement, including fiscal 2008, is tied to a performance range of FOX News Channel’s EBITDA for that fiscal year. These ranges were approved and separately conveyed to Mr. Ailes by the Compensation Committee in fiscal 2007. The Compensation Committee established EBITDA ranges that were designed to reward Mr. Ailes for achieving significant growth in FOX News Channel’s EBITDA. The Compensation Committee intended these ranges to be achievable by FOX News Channel; however, the high end of the EBITDA range assumed FOX News Channel’s attainment of over 75% growth in EBITDA over the term of the employment agreement, which it believed is an extremely high level of performance. Because of previous time-vested equity awards granted to Mr. Ailes, the Compensation Committee determined that Mr. Ailes’ interests were sufficiently aligned with stockholders in the long-term and that there was already a significant retention feature in Mr. Ailes’ total compensation package, and therefore determined to pay Mr. Ailes’ FOX News Channel Bonus in cash.

Pursuant to this arrangement, the Compensation Committee awarded Mr. Ailes a FOX News Channel Bonus of $             in cash, reflecting FOX News Channel’s performance in fiscal 2008 which was at the high end of the EBITDA range. In addition, pursuant to the terms of his employment agreement, Mr. Ailes is also entitled to receive awards in the form of shares of our Class A Common Stock upon the launch of the FOX Business Network and when the fair market value of the FOX Business Network equals or exceeds two times its cost as determined pursuant to the terms of Mr. Ailes’ employment agreement. Accordingly, upon launch of the FOX Business Network on October 15, 2007, Mr. Ailes received an award of 333,333 shares of Class A Common Stock. Mr. Ailes’ employment agreement also provides that he receive a minimum, annual bonus of $1 million in cash, which he received for fiscal 2008.

Incentive compensation represented             %,             %,             % and             % of the total compensation awarded to Messrs. K.R. Murdoch, Chernin, J.R. Murdoch, DeVoe and Ailes, respectively, for fiscal 2008.

Retirement Benefits

Our defined-benefit pension plans serve as an important retention tool. In addition to a broad-based, tax-qualified pension plan, we also administer the News America Incorporated Supplemental Executive Retirement Plan, or SERP, in which certain executives who will earn more than $230,000 in calendar 2008 are eligible to participate. The SERP increases the retirement benefits of its participants above the amounts available under our broad-based plan, as limited by the Internal Revenue Code. Generally, the compensation limit for the SERP is capped at $330,000 for calendar 2008. As an additional retention incentive, Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe participate in the Company’s Individual Supplemental Employee Retirement Agreement Plan (“ISERA”), which provides enhanced benefits to certain of the Company’s executives. The

ISERA raises the compensation limit of the SERP to $2 million. The ISERA also provides enhanced retirement health benefits to the participating executives and their spouses. Although Mr. Ailes does not participate in the ISERA, his employment agreement provides for enhanced post-retirement healthcare benefits. The SERP and the ISERA are unfunded, unsecured obligations of the Company and are non-qualified for tax purposes. For additional information on these arrangements and plans, please see the Pension Benefits Table and the Potential Payments Upon Termination Table, together with their accompanying footnotes, below.

Perquisites

Our named executive officers are provided with limited types of perquisites and other personal benefits that the Compensation Committee feels are reasonable and consistent with the Company’s overall compensation philosophy. Perquisites constitute a very small percentage of each of the named executive officer’s total compensation package. Some perquisites are intended to serve a specific business need for the benefit of the Company; however, it is understood that some may be used for personal reasons as well.

For safety and security reasons, all of the named executive officers are required to use the Company aircraft for all travel. We also provide automobiles for certain of our named executive officers. In addition, pursuant to the terms of Mr. Ailes’ negotiated employment agreement, we provide him personal security services in connection with his business responsibilities. Also, Mr. Chernin is provided with supplemental executive life insurance and reimbursement for country club dues. The perquisites received by each named executive officer in fiscal 2008, as well as their incremental cost to the Company, are reported in the Summary Compensation Table and its accompanying footnotes below.

Compensation Arrangement for Mr. James R. Murdoch

In December 2007, Mr. J.R. Murdoch rejoined the Company as our Chairman and Chief Executive, Europe and Asia, after serving as the Chief Executive Officer of BSkyB for four years. In determining Mr. J.R. Murdoch’s compensation package upon his re-joining the Company, the Compensation Committee generally considered the scope of Mr. J.R. Murdoch’s responsibilities in his new position, his compensation package at BSkyB, his achievements at BSkyB, his prior experience and history with the Company, including as Chairman and Chief Executive Officer of STAR, and parity with our other named executive officers. Given these factors, the Compensation Committee determined to provide Mr. J.R. Murdoch with a compensation package that ultimately would be comparable to his existing compensation package at BSkyB. Because of Mr. J.R. Murdoch’s existing equity interest in the Company, the Compensation Committee determined his interests are already significantly aligned with those of our stockholders. Therefore, while his overall compensation has both a cash and equity component, a larger percentage of his overall compensation should be paid in cash. In addition, the Compensation Committee believes that a significant portion of Mr. J.R. Murdoch’s compensation should be at risk, rather than fixed, based on the performance of the business units over which he has direct responsibility, as well as the overall performance of the Company.

Based upon the above considerations, in February 2008, the Compensation Committee approved the following terms of Mr. J.R. Murdoch’s compensation arrangement: (a) an award of 400,000 cash-settled RSUs which vest in three equal annual installments beginning January 1, 2009, (b) an annual base salary of 2.3 million Euros (approximately US$3.4 million); (c) eligibility to receive, on an annual basis, a bonus based on the performance of the operating divisions over which Mr. J.R. Murdoch has responsibility for the applicable fiscal year, with a target opportunity of 75% (and a maximum opportunity of 100%) of base salary, to be paid in cash; and (d) eligibility to receive, on an annual basis, an EPS Bonus of between $0 and $12.5 million in a particular fiscal year following the same methodology used for Messrs. K.R, Murdoch, Chernin and DeVoe’s EPS Bonuses (as set forth in footnote (a) to the Grants of Plan-Based Awards Table below) to be paid in a combination of cash and cash-settled RSUs that will vest over a three-year period. In addition, the Compensation Committee determined that Mr. J.R. Murdoch will be eligible to participate in our LTIP, pursuant to which he may be granted performance-based or discretionary equity awards and will be entitled to other benefits and perquisites commensurate with executives of his level within the Company.

Severance and Change in Control Arrangements

The employment agreements of Messrs. Chernin, DeVoe and Ailes contain negotiated severance provisions which provide benefits to these named executive officers upon their separation from the Company, which are more fully described in the section entitled “Potential Payments Upon Termination” below. None of these named executive officers’ employment agreements contains provisions relating to a change in control of the Company. However, as negotiated under Mr. Chernin’s employment agreement, if Mr. K.R. Murdoch is no longer the CEO of the Company, Mr. Chernin may terminate his employment agreement and be entitled to the severance payable upon his resignation for “good reason.” These severance provisions are more thoroughly described in the section entitled “Potential Payments Upon Termination” below.

Recoupment of Previously Paid Named Executive Officer Performance-Based Compensation

In August 2007, the Board of Directors adopted a policy regarding the recoupment of performance-based compensation paid to the named executive officers in the event of certain financial restatements. Under the policy, the Company will require reimbursement, to the extent permitted by governing law and any employment arrangements, of the excess of any performance-based compensation paid to an executive officer where:

•	the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement;
•	in the Board’s view, the officer engaged in fraud or misconduct that caused the need for the restatement; and
•	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the named executive officer’s performance-based compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results, plus a reasonable rate of interest.

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits to $1 million the U.S. federal tax deductibility of compensation (including stock options and RSUs) paid in one year to the named executive officers (other than, pursuant to Internal Revenue Service pronouncements, Mr. DeVoe, our Chief Financial Officer). The deductibility of non-qualified deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to this limitation. Performance based compensation (including if such compensation is paid stock options and RSUs) is also subject to an exception under Section 162(m), provided such compensation meets certain requirements, including stockholder approval.

The Compensation Committee strives to provide the named executive officers with a compensation package that will preserve the deductibility of those packages for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in structuring compensation programs, even though those programs may result in certain non-deductible compensation expenses.

Our Long-Term Incentive Plan

We use equity awards to recognize performance of certain Company executives who drive the development and execution of our business strategies. The primary purposes of these equity awards are to align further the executive’s interests with the Company’s longer-term objectives, to drive stockholder return, to foster stock ownership and to promote retention.

Since fiscal 2007, the Compensation Committee has granted performance-based and discretionary awards that are settled in time-vested RSUs. The RSUs typically vest over four years and are generally subject to continued employment with the Company. The Compensation Committee believes RSUs provide a strong retention incentive to the grantees and further links their interests with our stockholders’ interests.

In structuring our equity incentive program and determining the type and amounts of each award, we consider the impact the equity awards will have on our operating results, and we strive to achieve an appropriate balance between the impact on our financial operating results and our compensation objectives. Occasionally, the Compensation Committee will approve one-time equity grants for particular circumstances, such as upon a hiring, promotion, contract renewal or certain discretionary performance-based achievements. More generally, awards under the LTIP are primarily made once a year through a broad-based program. During the first quarter of each fiscal year, the Compensation Committee approves performance targets and the range of equity awards payable upon the achievement of those targets for that fiscal year.

Consequently, in the first quarter of fiscal 2008, the Compensation Committee approved a broad-based program under which a group of executives responsible for various business units within the Company had the opportunity to earn a grant of RSUs under the LTIP. These fiscal 2008 LTIP awards were conditioned upon the attainment of pre-determined operating profit goals for fiscal 2008 by the executive’s particular business unit. If the actual fiscal 2008 operating profit of the executive’s business unit as compared to its pre-determined target operating profit was within a certain performance goal range that was approved by the Compensation Committee, the executive was entitled to receive a grant of RSUs under the fiscal 2008 LTIP award. Following the end of the 2008 fiscal year, the Company determined the degree to which the operating profit goals were obtained. To the extent that it was determined that the business unit’s actual fiscal 2008 operating profit fell within the performance goal range, the executive received a percentage of his or her annualized base salary, ranging from 0% to 100%, in time-vested RSUs representing shares of our Class A Common Stock. The number of RSUs awarded to an executive in satisfaction of a fiscal 2008 LTIP award was determined by dividing the value of the award by the average closing price of our Class A Common Stock on the New York Stock Exchange for the 20-day trading period ending on             , 2008. The RSUs are generally payable in shares of our Class A Common Stock. In fiscal 2009, approximately              million RSUs were issued in connection with these fiscal 2008 LTIP awards, 25% of which vested on                     , 2008, with the remaining balance vesting in three equal annual installments over the next three years. The Compensation Committee believes that this combination of the performance feature of the fiscal 2008 LTIP award and the RSU award best serves our compensation objectives because the performance feature focuses on business priorities by clearly communicating to the executives what we believe is most important in driving business performance and ultimately creating value for our stockholders, and the time-vested RSU component further fosters stock ownership, encourages a longer term view of the Company’s performance and promotes retention.

The Compensation Committee currently intends to grant equity awards under the LTIP to certain of its executives, including the named executive officers, on an annual basis. Such awards may be contractual, discretionary or based on pre-determined performance goals, including, but not limited to, operating profit, adjusted operating profit and adjusted EPS.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and this proxy statement.

THE COMPENSATION COMMITTEE:

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of the following non-executive directors: Andrew S.B. Knight (Chairman), Viet Dinh, Sir Roderick I. Eddington, Thomas J. Perkins and John L. Thornton, all of whom the Board has determined are independent in accordance with the New York Stock Exchange’s listing standards. There are no interlocking relationships as defined in the applicable SEC rules.

EXECUTIVE COMPENSATION

Summary Compensation Table for the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to total compensation for the fiscal years ended June 30, 2007 and June 30, 2008, respectively, for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company (collectively, the “named executive officers”) who served in such capacity on June 30, 2008.

Named Executive Officer and Principal Position	Fiscal Year	Salary		Bonus			Stock Awards (a)		Option Awards (b)		Non-Equity Incentive Plan Compensation (c)		Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)(e)		All Other Compensation (f)		Total
K. Rupert Murdoch	2008	$8,100,000		$			$		$		$		$		$		$
Chairman and Chief Executive Officer	2007	$8,100,000			$-			$1,012,500		$-		$15,795,000		$6,872,000		$356,175		$32,135,675

Peter Chernin	2008	$8,100,000	(g)	$			$		$		$		$		$		$
President and Chief Operating Officer	2007	$8,100,000			$-			$12,902,837		$1,245,396		$10,397,500		$1,108,909		$230,936		$33,985,578

James R. Murdoch(h) Chairman and Chief Executive, Europe and Asia	2008	$1,997,772		$		(i)	$		$		$		$		$		$

David F. DeVoe	2008	$2,853,750		$			$		$		$		$		$		$
Senior Executive Vice President and Chief Financial Officer	2007	$2,853,750			$-			$3,230,640		$622,697		$4,079,500		$790,000		$153,313		$11,729,900

Roger Ailes	2008	$5,000,000		$			$		$		$		$		$		$
Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network and Chairman of Fox Television Stations and Twentieth Television	2007	$5,000,000			$1,000,000			$1,627,662		$-		$3,000,000		$56,000		$210,951		$10,894,613

(a)	The amounts set forth in the Stock Awards column represent the value of RSU awards, including the portion of Messrs. Chernin, J.R. Murdoch and DeVoe’s EPS Bonus paid in RSUs, recognized for financial statement reporting purposes for the applicable fiscal year, as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions.
(b)	The amounts set forth in the Option Awards column represent the value of stock appreciation rights (“SARs”) recognized for financial statement reporting purposes for the applicable fiscal year as computed in accordance with SFAS 123R using the Black-Scholes option pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The discussion in the Company’s fiscal 2008 audited consolidated financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and Non-Employee Directors.
(c)	The amounts set forth in the Non-Equity Incentive Plan Compensation column represent Mr. K.R. Murdoch’s EPS Bonus for the applicable fiscal year, the cash portion of Messrs., Chernin, J. R. Murdoch and DeVoe’s respective EPS Bonuses for the applicable fiscal year and Mr. Ailes’ FOX News Channel Bonus for the applicable fiscal year. For additional information regarding these bonuses, see “Compensation Discussion and Analysis—Incentive Compensation.”

(d)	The values reported are theoretical as these amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2008. The change in pension value from year to year as reported in the Summary Compensation Table is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plans during any give fiscal year. The change in pension value is attributable to the following:

Named Executive Officer	Change in Pension Value From Fiscal 2007 to Fiscal 2008
	Pension Plan	Due to One Year Accrual	Due to Assumption Changes	Total
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	$	$	$
Individual Supplemental Executive Retirement Plan

$

Peter Chernin	Fox Pension Plan	$	$	$
News America Incorporated Employees’ Pension and Retirement Plan
News America Incorporated Supplemental Executive Retirement Plan
Individual Supplemental Executive Retirement Plan

$

James R. Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	$	$	$
News America Incorporated Supplemental Executive Retirement Plan
Individual Supplemental Executive Retirement Plan

$

David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	$	$	$
News America Incorporated Supplemental Executive Retirement Plan
Individual Supplemental Executive Retirement Plan

$

Roger Ailes	Fox Pension Plan	$	$	$
News America Incorporated Employees’ Pension and Retirement Plan
News America Incorporated Supplemental Executive Retirement Plan

$

(e)	Mr. Chernin’s amount includes earned interest on deferred compensation in excess of 120% of the long-term applicable federal rate determined pursuant to the SEC rules in the amount of $ for the fiscal year ended June 30, 2008. See footnote (g) to this table, “Employment Arrangements” and the Non-Qualified Deferred Compensation Table and accompanying footnotes below for additional information on Mr. Chernin’s deferred compensation arrangement.
(f)	All Other Compensation paid in the fiscal year ended June 30, 2008 is calculated based on the incremental cost to the Company and is comprised of the following:

	K. Rupert Murdoch	Peter Chernin	James R. Murdoch	David F. DeVoe	Roger Ailes(1)
Perquisites
Personal Use of Corporate Aircraft	$	$	$	$	$
Personal Use of Corporate Car/Car Allowance
Personal Security
Country Club Dues
Company Contributions to 401(k) Plan

Total	$	$	$	$	$

(1)	The Company provides security services to Mr. Ailes in connection with his business responsibilities. Although included in the amount of Mr. Ailes’ All Other Compensation, the Company considers the cost of the personal security to be a business expense and not a personal benefit to Mr. Ailes.

(g)	Pursuant to the terms of Mr. Chernin’s employment agreement, he participates in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary of $8.1 million is deferred by the Company on a monthly basis into adeferred compensation account, which is maintained in a grantor trust. For additional information regarding this arrangement, see “Employment Arrangements” and the Non-Qualified Deferred Compensation Table and accompanying footnotes below.
(h)	Mr. J.R. Murdoch’s base salary and the portion of his bonus paid upon the operating profit achievements of the operational divisions that Mr. J.R. Murdoch has responsibility were paid in Euros. The U.S. dollar amounts presented are based on an exchange rate of €1 to US$1.46 on June 27, 2008.
(i)	The amounts set forth in the Bonus column represent Mr. J.R. Murdoch’s divisional operating bonus for fiscal 2008.

Grants of Plan-Based Awards during the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended June 30, 2008.

Named Executive Officer	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(a)					All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target		Maximum
K. Rupert Murdoch		$-		(a)	$25,000,000	n/a	n/a	n/a
	08/08/2007(b)					186,292	n/a	n/a	$4,049,988

Peter Chernin		$-		(a)	$25,000,000
	08/08/2007(b)					186,292	n/a	n/a	$4,049,988
	08/08/2007(c)					248,275	n/a	n/a	$5,397,499
	10/17/2007(d)					1,818	n/a	n/a	$40,596
	04/16/2008(d)					2,309	n/a	n/a	$40,708

James R. Murdoch		$-		(a)	$12,500,000	n/a	n/a	n/a
	2/12/2008(e)					400,000	n/a	n/a	$7,804,000

David F. DeVoe		$-		(a)	$7,000,000
	08/08/2007(b)					65,633	n/a	n/a	$1,426,861
	08/08/2007(c)					49,655	n/a	n/a	$1,079,500
	10/17/2007(d)					362	n/a	n/a	$8,083
	04/16/2008(d)					461	n/a	n/a	$8,127

Roger Ailes		$-		(f)	$4,500,000
	10/15/2007(g)					333,333	n/a	n/a	$7,669,992

(a)	Amounts represent potential EPS Bonus for the fiscal year. Final EPS Bonus payouts are based on the following schedule, and as such, there are not specific targets identified. The EPS Bonus amount is determined proportionately within the corresponding year-on-year adjusted EPS percentage change range. For further discussion on the EPS Bonus, see “Compensation Discussion and Analysis—Incentive Compensation” above. For the portion of the respective named executive officer’s fiscal 2008 EPS Bonus paid in cash, see the “Non-Equity Incentive Compensation” column of the Summary Compensation table above.

Year-on-Year Adjusted EPS % Change		Messrs. K.R. Murdoch and Chernin EPS Bonus Amount		Mr. J.R. Murdoch EPS Bonus Amount*		Mr. DeVoe EPS Bonus Amount
Low	High	Low	High	Low	High	Low	High
< 25.00%	- 25.00%	$-	$-	$-	$-	$-	$-
- 25.00%	- 12.50%	$-	$4,000,000	$-	$2,000,000	$-	$2,000,000
- 12.50%	0.00%	$4,000,000	$5,000,000	$2,000,000	$2,500,000	$2,000,000	$2,000,000
0.00%	10.00%	$5,000,000	$10,000,000	$2,500,000	$5,000,000	$2,000,000	$4,000,000
10.00%	20.00%	$10,000,000	$15,000,000	$5,000,000	$7,500,000	$4,000,000	$5,000,000
20.00%	30.00%	$15,000,000	$20,000,000	$7,500,000	$10,000,000	$5,000,000	$6,000,000
30.00%	40.00%	$20,000,000	$25,000,000	$10,000,000	$12,500,000	$6,000,000	$7,000,000
40.00%	> 40.00%	$25,000,000	$25,000,000	$12,500,000	$12,500,000	$7,000,000	$7,000,000

*	The EPS Bonus awarded to Mr. J.R. Murdoch for fiscal 2008 was pro-rated based upon his commencement of employment on December 7, 2007.
(b)	Represents the fiscal 2007 cash-settled RSU award made under the LTIP, which were granted in fiscal 2008. These awards vest in four equal annual installments beginning on August 15, 2007. For a discussion of the fiscal 2007 cash-settled RSU LTIP awards, see “Compensation Discussion and Analysis—Incentive Compensation” above.
(c)	Represents the portion of the fiscal 2007 EPS Bonus paid in cash-settled RSUs, which were granted in fiscal 2008. These awards vest in two equal installments, on July 1, 2008 and June 30, 2009. These unvested cash-settled RSU awards are eligible to receive dividend payments when and on the same basis as dividends declared and paid on the Class A Common Stock. For a discussion of the fiscal 2008 EPS Bonuses, including the portion to be paid in cash-settled RSUs, see “Compensation Discussion and Analysis—Incentive Compensation” above.

(d)	Represents cash-settled RSUs issued in satisfaction of dividends payable on the non-vested RSUs awarded for the applicable EPS Bonuses, which vest as follows:

	10/17/2007 Grant		04/16/2008 Grant
Vesting Date	Peter Chernin	David F. DeVoe	Peter Chernin	David F. DeVoe
07/01/2008	1,101	220	1,398	280
06/30/2009	717	142	911	181

(e)	Represents Mr. J.R. Murdoch’s grant of cash-settled RSUs upon his hire pursuant to his negotiated compensation arrangement. This award will vest in three equal annual installments beginning on January 1, 2009.
(f)	Represents Mr. Ailes’ fiscal 2008 FOX News Channel Bonus. For further discussion on the FOX News Channel Bonus, see “Compensation Discussion and Analysis—Incentive Compensation” above.
(g)	Represents grant of shares of Class A Common Stock to Mr. Ailes in connection with the launch of the FOX Business Network. For further discussion on this award, see “Compensation Discussion and Analysis—Incentive Compensation” above.

Employment Arrangements

Summary of K. Rupert Murdoch’s Letter Agreement

On July 28, 2005, the Company entered into a letter agreement with Mr. K.R. Murdoch establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, 2007 and 2008 and the fiscal year ending June 30, 2009 to be awarded under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, please see “Compensation Discussion and Analysis—Incentive Compensation” above.

Summary of Peter Chernin’s Employment Agreement

The Company entered into an Amended and Restated Employment Agreement with Mr. Peter Chernin, the Company’s President and Chief Operating Officer, effective August 1, 2004 and expiring on June 30, 2009. The Company and Mr. Chernin subsequently agreed to amend the employment agreement on August 10, 2005, September 8, 2005 and August 8, 2006. Mr. Chernin’s agreement provides that he will receive a base salary of not less than $3,800,000 per year. Mr. Chernin is also eligible to receive annual incentive compensation based on the Company’s achievement of financial performance targets. For the fiscal years ended June 30, 2005 and 2006, the terms of Mr. Chernin’s annual incentive compensation were set forth in his employment agreement. For the fiscal years ended June 30, 2007 and 2008 and the fiscal year ending June 30, 2009, the Compensation Committee has determined annual incentive compensation criteria for Mr. Chernin pursuant to the LTIP, which compensation has been, or will be, paid pursuant to the terms of Mr. Chernin’s employment agreement. If the Compensation Committee certifies that the performance criteria have been met, Mr. Chernin’s incentive compensation will be determined by calculating the percentage change in Adjusted Earnings Per Share (as defined in the employment agreement and “Compensation Discussion and Analysis—Incentive Compensation” above) of the Company for the fiscal year then ended and then determining the EPS Bonus payable based on the EPS Bonus guidelines set forth in the employment agreement (see footnote (a) to the Grants of Plan-Based Awards Table below).

Pursuant to Mr. Chernin’s employment agreement, the first $5 million of the annual EPS Bonus is payable in cash and the remaining balance is payable one-half in cash and the other half in RSUs (paid in two equal annual installments for the fiscal year ended June 30, 2007 and one annual installment for the fiscal year ended June 30, 2008). The RSUs may be paid, at the Company’s discretion, in shares of Class A Common Stock or in cash equal to the value of the shares of Class A Common Stock subject to such RSUs. The number of RSUs to be delivered is equal to the applicable value divided by the average closing price of the Class A Common Stock on the NYSE for the 20-day trading period ending on the date prior to the date on which the cash portion of the EPS Bonus is paid. Any bonus earned for the period ending June 30, 2009 is to be paid solely in cash.

Pursuant to Mr. Chernin’s employment agreement, in August 2004, Mr. Chernin received a grant of stock appreciation rights on 500,000 shares of Class A Common Stock which vest as to 25% on each anniversary date after the date of grant. In addition, Mr. Chernin is also eligible to receive grants of annual equity-based awards in the form of stock, stock options or other stock-related grants in amounts equal to and on terms at least as favorable as grants made to other Company executives. Mr. Chernin may participate in the Company’s pension and welfare plans that are applicable to the Company’s senior executives, which generally include retirement plans, SERP, group life insurance, accident and death insurance, medical and dental insurance, sick leave and disability plans and any plan or program providing fringe benefits or perquisites to the Company’s executive officers. Pursuant to the terms of his employment agreement, the Company will also pay premiums under Mr. Chernin’s existing variable universal life insurance policies with a death benefit of $5 million. Mr. Chernin is also entitled to reimbursement, in accordance with the policies of the Company, for travel and other expenses incurred in his performance of the Company’s business, including, to the extent available, use of the Company airplane for business travel.

In addition to these pension and welfare benefits, from August 1, 2004 through November 15, 2004, Mr. Chernin was entitled to monthly Company contributions of $41,667 to a pension account, which earns a guaranteed annual rate of return and, commencing on August 1, 2004, a savings account with monthly Company contributions of his base salary equal to $358,334. Both the pension account and savings account are to be fully vested at all times. The funds in the savings account are maintained in a grantor trust. Mr. Chernin directs the investment of the assets in the grantor trust and their value fluctuates in accordance with the investment performance. The assets in the grantor trust are unsecured funds of the Company and may be used to satisfy the Company’s obligations in the event of bankruptcy or insolvency. The pension and savings account are to be paid in cash in a lump sum to Mr. Chernin upon his termination of employment with the Company or at a time otherwise elected by Mr. Chernin in accordance with procedures developed by the Company. For additional information on this deferred compensation arrangement, see the Non-Qualified Deferred Compensation Table and accompanying footnotes below.

Mr. Chernin’s employment agreement also provides for certain payments and benefits upon his separation from the Company, or, among other reasons, if Mr. K.R. Murdoch is no longer the Chairman and Chief Executive Officer of the Company. For a discussion of these provisions of Mr. Chernin’s employment agreement, see “Potential Payments Upon Termination” below.

Summary of James R. Murdoch’s Compensation Arrangement

On February 12, 2008, the Compensation Committee approved the compensatory arrangement for Mr. J.R. Murdoch. For discussion of this compensatory arrangement, see “Compensation Discussion and Analysis—Compensation Arrangement for Mr. James R. Murdoch” above.

Summary of David F. DeVoe’s Employment Agreement

On March 8, 2005, the Company entered into an employment agreement with Mr. David F. DeVoe, the Company’s Senior Executive Vice President and Chief Financial Officer, effective as of November 15, 2004 and expiring on November 14, 2009. Under his employment agreement, Mr. DeVoe will serve as Senior Executive Vice President and Chief Financial Officer of the Company, as well as Senior Executive Vice President and Chief Financial Officer of both News America Incorporated (“NAI”) and Fox Entertainment Group, Inc. (“FEG”), each wholly-owned subsidiaries of the Company. Mr. DeVoe will also serve as a Director on the Boards of Directors of the Company, NAI and FEG.

Pursuant to the terms of his employment agreement, Mr. DeVoe is to receive a base salary at an annual rate of not less than $2,503,750 and is eligible to receive annual incentive compensation. Mr. DeVoe is entitled to participate in incentive or benefit plans or arrangements in effect or to be adopted by the Company applicable to senior executives of the Company, NAI or FEG, including any stock option or purchase plan, stock appreciation rights plan or any bonus or other incentive compensation plan and any profit sharing, pension, group medical, dental disability and life insurance or other similar benefits plan (collectively, the “Benefits”). In addition, Mr. DeVoe is to be provided with the use of an automobile, and the Company will pay for the insurance, maintenance, fuel and telephone for such automobile.

On July 28, 2005, the Company entered into a letter agreement with Mr. DeVoe establishing performance goals for annual EPS Bonuses for the fiscal years ended June 30, 2005, 2006, 2007 and 2008 and the fiscal year ending June 30, 2009 to be made under the LTIP. For additional information regarding the methodology and calculation of these EPS Bonuses, see “Compensation Discussion and Analysis—Incentive Compensation” above.

Mr. DeVoe’s employment agreement also provides for certain payments and benefits upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payments Upon Termination” below.

Summary of Roger Ailes’ Employment Agreement

On December 16, 2005, the Company and Roger Ailes entered into an Amended and Restated Employment Agreement effective as of August 15, 2005 and expiring on August 14, 2010. The Company and Mr. Ailes subsequently agreed to amend the employment agreement on February 27, 2007. Under the terms of his employment agreement, Mr. Ailes will serve for a five-year term as Chairman and Chief Executive Officer of FOX News Channel and FOX Business Network, Chairman of Fox Television Stations (“FTS”) and Twentieth Television and Editor-in-Chief of FOXNews.com. Each of the FOX News Channel, the FOX Business Network, FTS, Twentieth Television and FOXNews.com are subsidiaries of the Company.

Pursuant to the terms of his employment agreement, Mr. Ailes is to receive a base salary at an annual rate of $5,000,000 and annual incentive compensation of at least $1,000,000. Mr. Ailes is also eligible to receive annual performance-based bonuses based on the EBITDA of the FOX News Channel. Pursuant to the terms of his employment agreement, the FOX News Channel Bonus payable to Mr. Ailes for each fiscal year during the term of his employment agreement is to be based on a corresponding FOX News Channel EBITDA range established for such fiscal year. The incentive compensation payable to Mr. Ailes in fiscal 2008 ranged from $0 to $4.5 million, with the high end of the range increasing each year up to $6.5 million in the final fiscal year of his employment agreement.

Upon the signing of his employment agreement, Mr. Ailes received a one-time grant of 333,333 RSUs (“Bonus RSUs”), which vest in five, equal annual installments, beginning on August 15, 2006. The Bonus RSUs may be paid, at the Company’s discretion, in shares of Class A Common Stock, in cash equal to the value of the shares of Class A Common Stock subject to the Bonus RSUs or in a combination of cash and shares of Class A Common Stock. In addition, Mr. Ailes is entitled to receive bonus shares of Class A Common Stock (“Bonus Stock”) as incentive compensation upon the occurrence of certain milestones relating to the FOX Business Network. Pursuant to this provision, upon the launch of the FOX Business Network on October 15, 2007, Mr. Ailes received an award of 333,333 shares of Bonus Stock. In addition, Mr. Ailes is entitled to receive an additional award of 333,333 shares of Bonus Stock when the fair market value of the FOX Business Network equals or exceeds two times its cost as determined pursuant to his employment agreement.

Pursuant to the terms of his employment agreement, Mr. Ailes is entitled to participate in any equity, profit-sharing, pension, group medical, dental, disability and life insurance and other similar benefit plans in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company. In addition, Mr. Ailes is entitled to participate in, and the Company will pay for, group medical, dental, disability and life insurance and other similar benefit plans in effect or to be adopted by the Company that are applicable to the highest level of senior executives of the Company during his lifetime.

The employment agreement also provides Mr. Ailes with the use of an automobile and driver, use of the Company airplane or charter jet for business travel and security services.

Mr. Ailes’ employment agreement also provides for certain payments and benefits upon his separation from the Company. For a discussion of these provisions of the employment agreement, see “Potential Payments Upon Termination” below.

Outstanding Equity Awards at June 30, 2008

The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at June 30, 2008, which included vested and unvested stock options, vested and unvested SARs and unvested RSUs.

Named Executive Officer	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(b)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(c)	Market Value of Shares or Units of Stock That Have Not Vested(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
K. Rupert Murdoch							139,719	$2,155,864	n/a	n/a
	11/15/1999	12,000,000	-	-	$42.28	11/15/2009

Peter Chernin							1,255,840	$19,377,611	n/a	n/a
	11/15/1999	2,500,000	-	-	$21.14	11/15/2009
	05/01/2000	3,000,000	-	-	$34.11	05/01/2010
	08/01/2000	500,000	-	-	$34.88	08/01/2010
	08/30/2001	500,000	-	-	$26.97	08/30/2011
	08/14/2002	500,000	-	-	$15.41	08/14/2012
	08/11/2003	500,000	-	-	$19.01	08/11/2013
	08/11/2004	375,000	125,000	-	$15.20	08/11/2014

James R. Murdoch							400,000	$6,172,000	n/a	n/a
	08/01/2000	250,000	-	-	$34.88	08/01/2010
	08/30/2001	80,000	-	-	$26.97	08/30/2011

David F. DeVoe							312,945	$4,828,741	n/a	n/a
	05/01/2000	500,000	-	-	$34.11	05/01/2010
	08/01/2000	120,000	-	-	$34.88	08/01/2010
	08/30/2001	130,000	-	-	$26.97	08/30/2011
	08/11/2004	-	62,500	-	$15.20	08/11/2014

Roger Ailes							267,495	$4,127,448	n/a	n/a
	09/06/1999	100,000	-	-	$20.10	09/06/2009
	08/01/2000	125,000	-	-	$34.88	08/01/2010
	12/03/2001	150,000	-	-	$24.12	12/03/2011
	08/14/2002	175,000	-	-	$15.41	08/14/2012
	08/11/2003	175,000	-	-	$19.01	08/11/2013

(a)	Represents unvested SARS, which vest as follows:

Vesting Date	Peter Chernin	David F. DeVoe
08/11/2008	125,000	62,500

(b)	The exercise prices of all stock options and SARs issued prior to fiscal 2005 are denominated in Australian dollars. The U.S. dollar exercise price included in the above table is based on the exchange rate of A$1 to US$0.96 on June 27, 2008 and is subject to change as the exchange rate between the Australian dollar and the U.S. dollar fluctuates.

(c)	Represents unvested RSUs, which vest as follows:

Vesting Date	K. Rupert Murdoch	Peter Chernin	James R. Murdoch	David F. DeVoe	Roger Ailes
07/01/2008	-	412,328	-	82,466	-
08/15/2008	46,573	264,073	-	80,158	33,748
12/16/2008	-	-	-	-	66,667
01/01/2009	-	-	133,334	-	-
06/30/2009	-	268,793	-	53,755	-
08/15/2009	46,573	264,073	-	80,158	33,748
12/16/2009	-	-	-	-	66,666
01/01/2010	-	-	133,333	-	-
08/15/2010	46,573	46,573	-	16,048	-
12/16/2010	-	-	-	-	66,666
01/01/2011	-	-	133,333	-	-

(d)	Calculated using closing price of the Class A Common Stock as reported on the News York Stock Exchange on June 27, 2008 of $15.43.

Options Exercised and Stock Vested during the Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to the exercise of stock options and vesting of RSUs for each of the named executive officers during the fiscal year ended June 30, 2008.

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
K. Rupert Murdoch	-	$-	46,573	$934,720
Peter Chernin	-	$-	549,767	$11,359,515
James R. Murdoch	-	$-	-	$-
David F. DeVoe	437,500	$1,703,559	137,298	$2,820,709
Roger Ailes	100,000	$317,918	433,747	$9,685,301

Pension Benefits at June 30, 2008

The following table sets forth information with respect to each Company plan that provides payments in connection with retirement with respect to each of the named executive officers.

Named Executive Officer	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
K. Rupert Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	56	$	$-
	Individual Supplemental Executive Retirement Plan	56		-

			$
Peter Chernin	Fox Pension Plan	8	$	$-
	News America Incorporated Employees’ Pension and Retirement Plan	19		-
	News America Incorporated Supplemental Executive Retirement Plan	19		-
	Individual Supplemental Executive Retirement Plan	19		-

			$
James R. Murdoch	News America Incorporated Employees’ Pension and Retirement Plan	8	$	$-
	News America Incorporated Supplemental Executive Retirement Plan	8		-
	Individual Supplemental Executive Retirement Plan	12		-

			$
David F. DeVoe	News America Incorporated Employees’ Pension and Retirement Plan	25	$	$-
	News America Incorporated Supplemental Executive Retirement Plan	25		-
	Individual Supplemental Executive Retirement Plan	25		-

			$
Roger Ailes	Fox Pension Plan	5	$	$-
	News America Incorporated Employees’ Pension and Retirement Plan	12		-
	News America Incorporated Supplemental Executive Retirement Plan	12		-

			$

Description of Pension Benefits

The Company sponsors the News America Incorporated Employees’ Pension and Retirement Plan (the “Qualified Pension Plan”) which provides retirement benefits to each of the named executive officers and employees of certain U.S. subsidiaries. The Qualified Pension Plan is a broad-based, tax-qualified defined benefit plan for employees hired before January 1, 2008. Participation in the Qualified Pension Plan begins on January 1 or July 1 following the later of the date on which an eligible employee attains age 21 or completes one full year of service. Under the Qualified Pension Plan, participants become fully vested in their accrued benefit upon completion of five full years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Qualified Pension Plan at normal retirement age for service after June 30, 1989 is equal to 1% of monthly compensation times years of service, plus 0.6% of average monthly compensation in excess of average covered compensation times years of service limited to 35 years (includes service prior to June 30, 1989 for limiting service). For service prior to June 30, 1989, the accrued benefit is the accrued benefit calculated under the prior plan formula and adjusted for increase in average compensation. Average compensation is generally compensation reported on the participant’s W-2 form, plus 401(k) plan or Section 125 deferrals, but does not include non-cash bonuses) for any 60 consecutive months during the participant’s last 120 months of service. The Company pays the entire cost of the benefits provided under the Qualified Pension Plan. Eligible compensation for purposes of the Qualified Pension Plan is limited by federal law.

In addition to the Qualified Pension Plan, the Company maintains the News America Incorporated Supplemental Executive Retirement Plan (the “SERP”), which provide benefits to employees who are participants in the Qualified Pension Plan but whose annual compensation exceeds the compensation limit of the Qualified Pension Plan (which was $230,000 in 2008). With the exception of Mr. K.R. Murdoch, each of the named executive officers participates in the SERP. The compensation limit for the SERP is capped at $100,000 in excess of the Qualified Pension Limit ($330,000 in 2008). The benefits of the SERP are calculated using the same formula as the Qualified Pension Plan. The SERP is an unfunded, unsecured obligation of the Company and is non-qualified for tax purposes.

Messrs. K.R. Murdoch, Chernin, J.R. Murdoch and DeVoe also participate in the Company’s Individual Supplemental Employee Retirement Agreement Plan (the “ISERA”), which provides enhanced benefits to a select group of the Company’s top executives. The ISERA raises the compensation limit of the SERP to $2 million. The benefit provided under the ISERA is unreduced for early retirement beginning at age 55 and for 100% joint and surviving spouse annuities. Messrs. Chernin and DeVoe are currently eligible for early retirement with unreduced benefits under the ISERA. The ISERA for Mr. J.R. Murdoch includes service while employed by BSkyB and, therefore, his ISERA benefit is reduced by any retirement benefit he may receive from BSkyB. For fiscal 2008, the additional benefit related to his BSkyB service is $0. The ISERA also provides retirement health and life insurance benefits to the participating executives and their spouses. The ISERA is an unfunded, unsecured obligation of the Company and is non-qualified for tax purposes.

Messrs. Chernin and Ailes have accrued benefits under the Fox Pension Plan. They accrued benefits under the Fox Pension Plan prior to participating under the Qualified Pension Plan. The Qualified Pension Plan counts their service under the Fox Pension Plan. However, the benefit payable from the Qualified Pension Plan is reduced by their accrued benefit under the Fox Pension Plan. Similar to the Qualified Pension Plan, the Fox Pension Plan is a broad-based, tax-qualified, defined benefit plan that provides retirement benefits to employees hired before January 1, 2008 of certain U.S. subsidiaries of the Company. Under the Fox Pension Plan, participants become fully vested in their accrued benefit upon completion of five years of service and are entitled to receive unreduced benefits upon retirement at age 65 or later. Participants retiring after age 55 with five years of service can receive an unreduced benefit at age 62. The benefit is paid in the form of a monthly annuity. The accrued benefit under the Fox Pension Plan at normal retirement age is equal to 1.2% of the final average compensation times years of service, plus 0.4% of final average compensation in excess of average wage base times years of service. Final average compensation is the highest base salary plus commission during the five calendar years in the ten most recent calendar years divided by the lesser of 60 or the participant’s months of credited service. The Company pays the entire cost of the benefits provided under the Fox Pension Plan. Eligible compensation for purposes of the Fox Pension Plan is limited by federal law.

The material assumptions, except for assumed retirement age, used to quantify the present value of accumulated benefits for each named executive officer in the table above are set forth in Note              to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including the discount rate of             % and mortality assumption of RP 2000 projected to 2015. The assumed retirement age for Messrs. K.R. Murdoch, Chernin, DeVoe and Ailes is current age as they are currently entitled to unreduced pension benefits under the ISERA. For Mr. J.R. Murdoch, the assumed retirement age is 55, the age he is entitled to receive unreduced benefits from the ISERA.

Non-Qualified Deferred Compensation for Fiscal Year Ended June 30, 2008

The following table sets forth information with respect to non-qualified deferred compensation for Mr. Chernin, the only named executive officers with deferred compensation for the fiscal year ended June 30, 2008.

Named Executive Officer	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year		Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year-End
K. Rupert Murdoch	n/a	n/a		n/a	n/a		n/a
Peter Chernin(a)	$4,300,000	$-	$		$-	$
James R. Murdoch	n/a	n/a		n/a	n/a		n/a
David F. DeVoe	n/a	n/a		n/a	n/a		n/a
Roger Ailes	n/a	n/a		n/a	n/a		n/a

(a)	Pursuant to the negotiated terms of Mr. Chernin’s employment agreement, he participates in a non-qualified deferred cash compensation arrangement in which $4.3 million of his annual base salary is deferred into a savings account, the entire amount of which is included in the fiscal 2008 Salary column of the above Summary Compensation Table. Pursuant to the non-qualified deferred compensation arrangement, the Company contributes a portion of Mr. Chernin’s base salary to a deferred compensation account, which is maintained in a grantor trust. Mr. Chernin decides how these funds are invested and the value of his account fluctuates in accordance with the investment performance. The assets in the grantor trust are unsecured funds of the Company and may be used to satisfy the Company’s obligations in the event of the Company’s bankruptcy or insolvency. For additional information on this arrangement, see “Employment Arrangements” above. Of the amount set forth in the Aggregate Earnings in Last Fiscal Year column, $ is included in the fiscal 2008 All Other Compensation column of the Summary Compensation Table above. Of the amount set forth in the Aggregate Balance at Last Fiscal Year-End column, $ was previously disclosed in the Summary Compensation Table for Mr. Chernin with respect to fiscals 2007 and 2008.

Potential Payments Upon Termination

As discussed under “Employment Arrangements” above, the employment agreements of each of Messrs. Chernin, DeVoe and Ailes provide for certain payments and benefits upon the respective named executive officer’s separation from the Company. These provisions are summarized below.

Peter Chernin

Pursuant to his employment agreement, if Mr. Chernin’s employment is terminated by the Company for cause, by reason of death or if Mr. Chernin resigns without good reason (as generally defined below), he is entitled to receive:

•	a payment equal to his base salary accrued through the date of such termination or resignation;

•	a payment of the pro-rata portion of his annual incentive compensation;
•	a payment of any annual incentive compensation earned but not yet paid for any period ending prior to the date of such termination or resignation;
•

a payment of the total accrued amount in Mr. Chernin’s pension account and savings account (as described under “Employment Arrangements” above and set forth in the Non-Qualified Deferred Compensation Table above);

•	a grant of SARs or other equity-based awards that he may be eligible to receive prior to the date of such termination or resignation to the extent not yet granted; and
•	other benefits, such as enhanced SERP benefits, lifetime medical and life insurance and lifetime health and welfare benefits.

Any unvested equity awards held by Mr. Chernin at the time of termination will be forfeited upon such termination unless Mr. Chernin elects to enter into post-termination production agreements (as described below); provided, however, that in the event of Mr. Chernin’s death, he will be entitled to full vesting and exercisability of any outstanding unvested SARs, stock options and other equity-based awards granted to him prior to or on such death, and the ability to exercise such awards for their full ten-year terms, as well as payment of all RSUs.

Within 30 days following the termination of Mr. Chernin’s employment for any reason (including for cause), except due to death, if Mr. Chernin resigns after declining to replace Mr. K.R. Murdoch as Chief Executive Officer of the Company (a “CEO Termination”), or if he becomes a full-time employee of an entity that derives more than 10% of its revenue from film or television production, Mr. Chernin may require that the Company enter into a six-year motion picture production agreement and a six-year television production agreement with him. The motion picture production agreement will provide for the purchase by the Company of at least two motion pictures per year, and both the motion picture and television production agreements will contain terms relating to guarantees, fees and compensation at least as favorable as the most favorable agreements entered into by the Company and any other producer prior to August 1, 2004, the effective date of the employment agreement. Both production agreements will provide the Company with the first look with respect to any television programming or motion picture projects developed pursuant to the agreements. During the term of the production agreements, Mr. Chernin’s equity awards under his employment agreement will continue to vest or be paid out on their original schedule and Mr. Chernin will continue to receive credit for age and service for the purposes of post-retirement benefits under each pension plan, the SERP and the ISERA. In addition, Mr. Chernin will be entitled to certain other benefits, as described in footnote (c) to the table below.

If Mr. Chernin’s employment is terminated by the Company without cause, for reason of disability, or if Mr. Chernin resigns for good reason, he is entitled to receive the payments listed above, plus:

•

full vesting and exercisability of outstanding unvested SARs, stock options and other equity-based awards granted to him prior to, on or after his termination, and the ability to exercise such equity awards for their full ten-year term, as well as payment of all RSUs;

•	a lump sum cash severance amount of $40,000,000;
•	payment of all RSUs paid in accordance to the terms of the employment agreement; and
•	other benefits, including continued medical, disability, dental and life insurance coverage for life.

In addition, if Mr. Chernin becomes subject to golden parachute excise taxes as a result of the payments pursuant to the employment agreement, the Company is to pay him a tax gross-up for such taxes.

Pursuant to the employment agreement, “good reason” is defined to include, among other things:

•	any material reduction in Mr. Chernin’s benefits under any employee benefit plan, or any material reduction in fringe benefits and perquisites provided to Mr. Chernin;
•	the assignment to Mr. Chernin of any duties inconsistent with his positions, duties and status with the Company;

•	a change in Mr. Chernin’s reporting responsibilities, title or offices; and
•	if any person other than Mr. K.R. Murdoch is appointed as Chairman and Chief Executive Officer of the Company.

In addition, as provided in the employment agreement, if Mr. Chernin terminates his employment without good reason to become the chief executive officer of another company engaged in material business that is competitive with the business conducted by the Company, and such company is not a listed company and its direct or indirect parent is a listed company, the Company and its affiliates will have no claim for damages against Mr. Chernin or any other person or entity if Mr. Chernin has provided six months notice to the Company and obtained the consent of the Chairman.

During the term of his employment agreement and for one year thereafter, Mr. Chernin may not induce any employee of the Company or its affiliates to leave his or her employment or to provide services for any other person or entity.

David F. DeVoe

Pursuant to his employment agreement, during any period that Mr. DeVoe fails to perform his duties as a result of disability, the Company will continue to pay Mr. DeVoe his full base salary, a minimum annual incentive compensation payment equal to the average of the two immediately preceding annual incentive compensation payments paid to Mr. DeVoe and the Benefits or payments on account of the Benefits until Mr. DeVoe returns to his duties or until Mr. DeVoe’s employment is terminated.

If Mr. DeVoe’s employment agreement is terminated by reason of his death, the Company will pay directly to his surviving spouse or legal representative of his estate, (i) for a period of one year (commencing with the date of termination) (a) an amount equal to and payable at the same rate as his then current base salary, (b) a minimum annual incentive compensation payment equal to the average of the two immediately preceding annual incentive compensation payments paid to Mr. DeVoe, and (c) the Benefits or payments on account of the Benefits, and (ii) any payment Mr. DeVoe’s surviving spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy then provided to Mr. DeVoe or maintained by the Company.

If Mr. DeVoe’s employment is terminated for cause (as defined in his employment agreement), Mr. DeVoe will be entitled to receive his full base salary, a minimum annual incentive compensation payment equal to the average of the two immediately preceding annual incentive compensation payments paid to Mr. DeVoe and the Benefits or payment on account of the Benefits through the date of termination from employment.

If Mr. DeVoe’s employment is terminated other than for disability, death or cause, or if Mr. DeVoe terminates his employment due to (i) a breach of the employment agreement by the Company, or (ii) the requirement that Mr. DeVoe be based outside the New York metropolitan area, Mr. DeVoe will be entitled to receive the compensation and other payments and Benefits through the remaining term of his employment agreement and in the same manner as though he continued to be employed under the terms of his employment agreement, including a minimum annual incentive compensation payment equal to the average of the two immediately preceding annual incentive compensation payments paid to Mr. DeVoe. In addition, the employment agreement provides that Mr. DeVoe will not be required to seek or accept other employment for the term of his employment agreement and any amounts earned from any other employment for the term of his employment agreement will not reduce or otherwise affect the payments due to Mr. DeVoe.

The employment agreement provides that, if, in the future, the Company, NAI or FEG enters into agreements with their senior executives for the purpose of providing such executives with severance benefits in the event of a change of control of the Company, NAI or FEG, then the Company, NAI or FEG will enter into an agreement with Mr. DeVoe which affords him comparable benefits. To date, none of the Company, NAI or FEG has entered into such agreements.

Roger Ailes

Pursuant to his employment agreement, if Mr. Ailes’ employment is terminated by reason of his death, his estate or beneficiaries will be entitled to:

•	his base salary through the date of death;
•	the full minimum annual incentive compensation for the fiscal year in which his death occurs and one-half of the minimum annual incentive compensation for the next fiscal year;
•	exercise any stock options, including any unvested stock options which are to immediately vest as of the date of death, for a period of 12 months following the date of death;
•	payment of any unvested FOX News Channel Bonus RSUs and FOX Business Network Bonus Stock (as described in “Compensation Discussion and Analysis—Incentive Compensation” above); and
•	any other or additional benefits in accordance with applicable plans or programs of the Company.

If Mr. Ailes’ employment is terminated by reason of his disability, he will be entitled to;

•	his base salary through the one year anniversary of the date of termination;
•	the full minimum annual incentive compensation for the fiscal year in which termination occurs and one-half of the minimum annual incentive compensation for the next fiscal year;
•	the right to exercise any stock options, including any unvested stock options which are to immediately vest as of the date of termination, for a period of 12 months following the date of termination;
•	payment of any unvested FOX News Channel Bonus RSUs and FOX Business Network Bonus Stock;
•

continued participation for life in medical, dental, hospitalization and life insurance coverage and in all other employee plans and programs in which he was participating on the date of termination in accordance with the terms of such plans; and

•	any other or additional benefits in accordance with applicable plans and programs of the Company.

If Mr. Ailes’ employment is terminated for cause (as defined in his employment agreement), Mr. Ailes will be entitled to receive his full base salary through the date of termination.

If Mr. Ailes’ employment is terminated other than for death, disability or cause, he will be entitled to:

•

his base salary plus the applicable minimum annual incentive compensation for the period from the date of termination to the end of the original term of the employment agreement (discounted 8% per annum);

•	a payment equal to one-half of each of the high end target FOX News Channel Bonus payments for the period from the date of termination to the end of the original term of the employment agreement;
•

the right to exercise any stock options, including any unvested stock options which are to immediately vest as of the date of termination, for a period of 12 months following the date of termination; and

•	payment of any unvested FOX News Channel Bonus RSUs and FOX Business Network Bonus Stock.

Quantification of Payments.  The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances as described above, assuming termination on June 30, 2008. The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary or annual incentive compensation earned to date, or payments or benefits generally available to all salaried employees of the Company.

The amounts presented in the below table are in addition to each of the named executive officer’s vested pension benefits as of June 30, 2008 noted in the Pension Benefits Table above.

Named Executive Officer	Type of Termination
	Death		Disability		Retirement		By Company for Cause		By Company without Cause		By Executive with Good Reason		By Executive without Good Reason
K. Rupert Murdoch(a)
Health Benefits	$		$		$		$		$			n/a	$
Stock Awards		2,155,864		-		-		-		-				-

	$		$		$		$		$				$
Peter Chernin(b)
Stock Awards		$19,377,611		$19,377,611		$-		$-		$19,377,611		$19,377,611		$-
Deferred Compensation
Health Benefits
Severance Payment		-		40,000,000		-		-		40,000,000		40,000,000		-
Other(c)		-				-

	$		$		$		$		$		$		$
James R. Murdoch(a)
Health Benefits	$		$		$		$		$			n/a	$

David F. DeVoe
Salary		$2,853,570		$2,853,570		$-		$-		$2,853,570		$2,853,570		$-
Bonus						-		-						-
Stock Awards		4,828,741		4,828,741		4,828,741		-		4,828,741		4,828,741		-
Health Benefits

	$		$		$		$		$		$		$
Roger Ailes
Salary		$-		$5,000,000		$-		$-		$9,412,469		n/a		$-
Bonus						-		-						-
Stock Awards		7,803,350		7,803,350		7,803,350		-		7,803,350				-
Health Benefits								-						-

	$		$		$			$-	$					$-

(a)	Messrs. K.R. Murdoch and J.R. Murdoch are not party to an employment agreement.
(b)	Under the terms of Mr. Chernin’s employment agreement, if any amount payable to Mr. Chernin results in the imposition of an excise tax, then, in addition to any other benefits to which Mr. Chernin may be entitled, the Company is required to pay Mr. Chernin an amount in cash equal to the sum of the excise taxes (and any associated interest and penalties) payable.
(c)	During the term of the production agreements, Mr. Chernin has the right to the use of a corporate jet for 50 hours per year (an assumed aggregate value of $ ) and a corporate car (an assumed aggregate value of $ ), and, in the event Mr. Chernin’s termination is due to disability, the Company’s termination without cause or Mr. Chernin’s termination with good reason, the Company must also provide Mr. Chernin with personal secretarial services during the term of the production agreements (an assumed aggregate value of $ ).

DIRECTOR COMPENSATION

Directors’ fees are not paid to Directors who are executives or employees of the Company (the “Executive Directors”) because the responsibilities of Board membership are considered in determining compensation paid as part of the executives’ normal employment conditions.

The basic fees payable to the Directors who are not executives of the Company (collectively, the “Non-Executive Directors”) are reviewed and recommended by the Compensation Committee of the Board (the “Compensation Committee”) and set by the Board. The Compensation Committee periodically reviews director compensation against the Company’s peers and other comparably sized Standard & Poor’s 500 companies and considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning director compensation with a view toward attracting and retaining qualified directors. The Company believes that compensation for Non-Executive Directors should be competitive and pay such Directors fairly for work required for a company of News Corporation’s size and complexity. The Company also believes that Non-Executive Director compensation should include equity-based compensation in order to align Directors’ interests with the long-term interests of stockholders. In accordance with the Company’s Non-Executive Director equity ownership requirements, Non-Executive Directors are required to own equity securities of the Company equal in value to at least three times the amount of the Non Executive Directors’ annual cash retainer (as set forth below) within three years of his or her first election to the Board or August 2009, whichever is later.

During fiscal 2008, the Non-Executive Directors were Messrs. Aznar, Barnes, Cowley, Dinh, Hurd (appointed February 12, 2008), Knight, L.K. Murdoch, Perkins, Thornton, Sir Roderick Eddington, Dr. Paige (resigned February 12, 2008) and Ms. Bancroft (appointed December 7, 2007). The annual retainers paid to Non-Executive Directors for service on the Board and its committees in the fiscal year ended June 30, 2008 is set forth in the table below.

Board and Committee Retainers for the Fiscal Year Ended June 30, 2008

Annual Cash Retainer	$90,000
Annual Deferred Stock Unit (“DSU”) Retainer	$105,000
Audit Committee Chair Annual Retainer	$27,000
Compensation Committee Chair Annual Retainer	$16,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$16,000
Audit Committee Member Annual Retainer	$16,000
Compensation Committee Member Annual Retainer	$11,000
Nominating and Corporate Governance Committee Member Annual Retainer	$11,000

Effective as of July 1, 2008, the cash portion of the Non-Executive Directors’ annual retainer was increased to $100,000 and the DSU portion of the Non-Executive Directors’ annual retainer was increased to $120,000.

The value of the Class A Common Stock underlying each DSU will be paid to the respective Non-Executive Director in cash at the market value of the Class A Common Stock on the fifth anniversary date of when it was credited to that Director’s account, unless that Director leaves the Board before that date. Upon a Non-Executive Director’s end of service on the Board, that Director will be paid in cash the value of the shares of Class A Common Stock credited to his or her account at the market value of those shares of Class A Common Stock as of the date of the Director’s end of service.

In addition, all Non-Executive Directors are reimbursed for reasonable travel and other out-of-pocket business expenses incurred in connection with attendance at meetings of the Board and its committees.

The table below shows the total compensation paid during the fiscal year ended June 30, 2008 by the Company to each of the Directors who are not named executive officers:

Director Compensation for the Fiscal Year Ended June 30, 2008

Director	Fees Earned or Paid in Cash ($)		Stock Awards(a)	Option Awards(b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(c)		All Other Compensation		Total
José María Aznar	$90,000		$50,147	n/a		n/a		n/a	$
Natalie Bancroft(d)	$49,500		$44,971	n/a		n/a		n/a	$
Peter L. Barnes	$106,000		$5,315	n/a		n/a		n/a	$
Chase Carey(e)	$-		$-	n/a		n/a		n/a		$-
Kenneth E. Cowley AO	$101,000		$(8,907)	n/a		n/a		n/a	$
Viet Dinh	$126,961		$5,315	n/a		n/a		n/a	$
Sir Roderick I. Eddington	$144,000		$(8,907)	n/a		n/a		n/a	$
Mark Hurd(f)	$38,997		$31,935	n/a		n/a		n/a	$
Andrew S.B. Knight	$157,038	(g)	$(8,907)	n/a		n/a		n/a	$
Lachlan K. Murdoch	$90,000		$(469,873)	$(356,625)(h)		n/a	$	(i)	$
Roderick R. Paige(j)	$62,564		$63,130	n/a		n/a		n/a	$
Thomas J. Perkins	$126,961		$(8,907)	n/a		n/a		n/a	$
Arthur M. Siskind	$1,000,000	(k)	$1,485,072	$(622,698)(h)	$		$	(l)	$
John L. Thornton	$112,000		$5,315	n/a		n/a		n/a	$

(a)	The amounts set forth in the Stock Awards column represent the value of stock awards recognized for financial statement reporting purposes, as computed in accordance with SFAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions, as applicable. Negative amounts result from a decrease in value of the outstanding DSUs during the fiscal year. The decrease value recognized represents the Director compensation expense previously recognized in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and previously reflected in the Director Compensation Table. The grant date fair value of DSUs awarded to each of Messrs. Aznar, Barnes, Cowley, Dinh, Knight, L.K. Murdoch, Perkins, Thornton and Sir Roderick. Eddington in fiscal 2008 was $105,000. The grant date fair value of DSUs awarded to each of Miss Bancroft, Mr. Hurd and Mr. Paige was $57,750, $40,542 and $64,458, respectively.
(b)	No stock options were granted in fiscal 2008. The amounts set forth in the Option Awards column represent the value of SARs recognized for financial statement reporting purposes as computed in accordance with SFAS 123R using the Black-Scholes option pricing model, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note to the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The discussion in the Company’s fiscal 2008 audited consolidated financial statements reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and Non-Employee Directors. Negative amounts represent a decrease in value of the outstanding stock options during the fiscal year. The decrease in value recognized represents the Director compensation expense previously recognized in the consolidated financial statements of the Company included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and previously reflected in the Director Compensation Table.
(c)	Certain Directors were previously employees of the Company and have vested pension benefits due to them. The values reported are theoretical as those amounts are calculated pursuant to SEC requirements and are based on a retirement assumption of age 55 or current age, if later, and other assumptions used in preparing the Company’s audited consolidated financial statements for the fiscal years ended June 30, 2007 and June 30, 2008. The change in pension value from year to year as reported in the Director Compensation Table is subject to market volatility and may not represent the value that a Director will accrue under the Company’s pension plans during any given fiscal year.

(d)	Ms. Bancroft was appointed as a Director on December 7, 2007.
(e)	Mr. Carey resigned as a Director on December 7, 2007.
(f)	Mr. Hurd was appointed as a Director on February 12, 2008.
(g)	Includes £12,000 (US$24,038) paid to Mr. Knight for his service on the board of directors of Times Newspapers Holdings Limited, a subsidiary of the Company. The U.S. dollar amount presented is based on an exchange rate of £1 to US$2.00.
(h)	Includes equity awards granted to these Directors during their employment with the Company.
(i)	Includes expenses paid on behalf of Mr. L.K. Murdoch, relating to $ for personal security, $ for health insurance and $ telecommunication services.
(j)	Dr. Paige resigned as a Director on February 12, 2008.
(k)	Represents amount paid to Mr. Siskind for service as Senior Advisor to the Chairman of the Company.
(l)	Includes the Company’s contributions to Mr. Siskind’s 401(k) plan in the amount of $8,050, and, pursuant to Mr. Siskind’s employment agreement, Company contributions to a non-qualified deferred compensation account in the amount of $ and car-related expenses in the amount of $ .

Mr. Stanley S. Shuman, who served as a Director from 1982 to 2005, was named Director Emeritus in 2005. Mr. Shuman receives the same director fees as other Non-Executive Directors, and may attend Board and committee meetings but may not vote on Board or committee matters.

The following table sets forth information with respect to the aggregate outstanding equity awards at June 30, 2008 of each of the Directors who were Directors as of June 30, 2008 and who are not named executive officers, which include deferred stock units, vested and unexercised stock options, unvested and unexercised stock options, unvested stock appreciation rights and unvested RSUs.

	Option Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Number of Shares or Units of Stock That Have Not Vested
José María Aznar	-	-	9,882
Natalie Bancroft	-	-	2,913
Peter L. Barnes	-	-	17,638
Kenneth E. Cowley	18,000	-	20,099
Viet Dinh	-	-	17,638
Sir Roderick I. Eddington	52,000	-	20,099
Mark Hurd	-	-	2,069
Andrew S.B. Knight	30,000	-	20,099
Lachlan K. Murdoch	1,928,125	46,875	141,621
Thomas J. Perkins	30,000	-	20,099
Arthur M. Siskind	2,007,500	62,500	144,750
John L. Thornton	-	-	17,638

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of June 30, 2008 with respect to the Company’s outstanding stock options and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans, including the News Corporation 2004 Stock Option Plan (the “2004 Stock Option Plan”), the News Corporation 2004 Replacement Stock Option Plan (the “Replacement Plan” and together with the 2004 Stock Option Plan, the “2004 Plans”) and the LTIP. All shares reflected in the table are shares of the Class A Common Stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options and RSUs (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)
LTIP	24,493,185	-	143,585,682
2004 Plans	71,806,907	$26.15	-
Equity compensation plans not approved by stockholders	-	-	-
Total(2)	96,300,092	$26.15	143,585,682

(1)	Beginning June 30, 2005, no additional stock options may be granted under the 2004 Plans.
(2)	Does not include stock options to purchase an aggregate of 12,527,298 shares of Class A Common Stock, at a weighted average exercise price of $16.75, granted under plans assumed in connection with acquisition transactions. Also does not include equity awards convertible into 261,702 shares of Class A Common Stock. No additional equity awards may be granted under these assumed plans.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

In accordance with its written charter, the Audit Committee assists the Board in its oversight of (i) integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s corporate auditors and corporate audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters, (v) risks that may have a significant impact on the Company’s financial statements and (vi) the review, approval and ratification of transactions with related parties. The Audit Committee provides an avenue of communication among management, the independent registered public accounting firm, the corporate auditors and the Board. Management has the primary responsibility for the preparation of the Company’s financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of those financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process, the Audit Committee (i) obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” (ii) discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Ernst & Young LLP (“E&Y”) are compatible with maintaining the accountants’ independence. The Audit Committee reviewed with both the independent registered public accounting firm and the corporate auditors their identification of audit risks, audit plans and audit scope. The Audit Committee discussed with management, the independent registered public accounting firm and the corporate auditors the corporate audit function’s organization, responsibilities, budget and staffing.

The Audit Committee also discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The Audit Committee met with each of the independent registered public accounting firm and the corporate auditors, both with management present and in private sessions without management present, to discuss and review the results of the independent registered public accounting firm’s audit of the financial statements, including the independent registered public accounting firm’s evaluation of the accounting principles, practices and judgments applied by management, the results of the corporate audit activities and the quality and adequacy of the Company’s internal controls.

The Audit Committee discussed the interim financial information contained in each of the quarterly earnings announcements with Company management and the independent registered public accounting firm. The Audit Committee also reviewed the audited financial statements of the Company as of and for the fiscal year ended June 30, 2007 with management and the independent registered public accounting firm.

At three of its meetings during fiscal year 2008 and one meeting during fiscal year 2009, the Audit Committee met with members of management, the independent registered public accounting firm and the corporate auditors to review the fiscal 2008 certifications provided by the Chief Executive Officer and the Chief Financial Officer under the Sarbanes-Oxley Act, the respective rules and regulations of the SEC and the overall certification process. At these meetings, management reviewed with the Committee each of the Sarbanes-Oxley Act certification requirements including whether there were any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Based on the above-mentioned review and discussions with management, the independent registered public accounting firm and the corporate auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2008, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to stockholder ratification, of E&Y as the Company’s independent registered public accounting firm, and the Board concurred in such recommendation.

THE AUDIT COMMITTEE:

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Arrangements between News Corporation and Certain Stockholders or Stockholder-Related Entities

Until February 2008, Liberty was a more than 5% stockholder of the Company. In February 2008, the Company and Liberty completed the Exchange contemplated under the terms of the Share Exchange Agreement, whereby Liberty exchanged its entire interest in the Company’s common stock (approximately 325 million shares of Class A Common Stock and 188 million shares of Class B Common Stock) for 100% of a News Corporation subsidiary, whose holdings consisted of the Company’s approximately 38% interest (approximately 470 million shares) in DIRECTV constituting the Company’s entire interest in DIRECTV, three of the Company’s Regional Sports Networks (FSN Northwest, FSN Pittsburgh and FSN Rocky Mountain) and approximately $625 million in cash.

In April 2008, Rotana Media Services (“Rotana”), a company controlled by HRH Prince Alwaleed Bin Talal Bin Abdulaziz Alsaud who is a more than 5% stockholder of the Company, entered into a ten-year arrangement to license two English-language, free-to-air general entertainment channels from the Company for distribution in the Middle East.

Arrangements between News Corporation and Directors or Director-Related Persons or Entities

Directors of News Corporation and directors of its related parties, or their director-related entities, conduct transactions with subsidiaries of News Corporation that occur within a normal employee, customer or supplier relationship on terms and conditions that are believed to be no more favorable than those with which it is reasonable to expect the entity would have adopted if dealing with the director or director-related entity at arm’s length in similar circumstances.

Ms. Natalie Bancroft was appointed as a Director pursuant to the terms of the Dow Jones Merger Agreement, whereby the Board agreed to take all requisite action to cause a member of the Bancroft family or another mutually agreed upon individual to become a member of the Board. In connection with the Dow Jones Merger Agreement, the Company also entered into a ten year voting and support agreement with certain members of the Bancroft family and trustees of trusts for their benefit. This voting and support agreement specified the procedures for nomination of appointment and election of a Bancroft family members to a seat on the Board. In addition, Mr. K.R. Murdoch and the Murdoch Family Trust have entered into a separate letter agreement with the Company obligating them, for a period of ten years expiring in 2018, to vote in favor of the election of the initial Bancroft director and any successor Bancroft director to the Board in accordance with the terms of the voting and support agreement at any meeting of the Company’s stockholders at which the initial Bancroft director or any successor stands for election.

Mr. Chase Carey, a Director of the Company until December 2007 and the President and Chief Executive Officer of DIRECTV, is entitled to receive retirement benefits under the News America Incorporated Employees’ Pension and Retirement Plan and the News America Incorporated Supplemental Executive Retirement Plan, which are each pension plans maintained by the Company. Pursuant to an arrangement between the Company and Mr. Carey, Mr. Carey’s service at, and compensation from, DIRECTV for the period during which the Company was a stockholder of DIRECTV are included in the calculation of these retirement benefits. The retirement benefits payable to Mr. Carey by the Company shall be reduced by the amount of the DIRECTV retirement benefits paid to Mr. Carey attributable to the period during which the Company is a stockholder of DIRECTV. Mr. Carey ceased accruing benefits under this arrangement on February 27, 2008 upon the consummation of the Exchange contemplated under the Share Exchange Agreement.

Mr. Mark Hurd, a Director of the Company, is also the Chairman and Chief Executive Officer of HP. Through the normal course of business, HP sells certain equipment and provides services to the Company and its subsidiaries pursuant to a worldwide agreement entered into by the Company and HP in August 2007. Pursuant to this agreement, the Company paid HP approximately $68 million in the fiscal year ended June 30, 2008.

In July 2005, Mr. Lachlan K. Murdoch, the Company’s former Deputy Chief Operating Officer, announced his resignation from all of his executive positions with the Company, effective August 31, 2005. The Company entered into a letter agreement with Mr. L.K. Murdoch dated July 28, 2005. The letter agreement provides that Mr. L.K. Murdoch will be available to advise and consult with the Company on such matters and in such manner as the Company may from time to time request for a two-year period commencing on the effective date of resignation. The letter agreement also describes the transition and separation benefits to be provided to Mr. L.K. Murdoch. Pursuant to the terms of the letter agreement, the Company and Mr. L.K. Murdoch agreed that Mr. L.K. Murdoch shall continue to provide advisory services as needed to the Company for a two-year period, and that Mr. L.K. Murdoch shall not engage in business which is directly competitive with the business carried on by the Company or by any of its affiliates or solicit any employees of the Company to engage in a directly competitive business for a two-year period. The Company and Mr. L.K. Murdoch also agreed that the Company shall provide Mr. L.K. Murdoch with: (1) a separation cash payment equal to his salary and bonus for fiscal year ended 2005; (2) continued vesting of his outstanding stock options and stock appreciation rights for as long as he continues to serve as a Director of the Company and is not in breach of this letter agreement; and (3) continued medical benefits during the two-year period. The terms of the letter agreement expired on August 31, 2007.

Dr. Roderick R. Paige was a Director of the Company until February 2008. Upon his resignation from the Board, the Company and Dr. Paige entered into a consultancy arrangement pursuant to which Dr. Paige advises the Company on certain educational matters. The fees paid by the Company to Dr. Paige pursuant to this arrangement are $240,000 per annum and Dr. Paige received $90,668 in the fiscal year ended June 30, 2008.

Fox Interactive Media (“FIM”), a subsidiary of the Company, has engaged Mrs. Wendi Murdoch, the wife of Mr. K. Rupert Murdoch, the Company’s Chairman and Chief Executive Officer, to provide strategic advice for the development of the MySpace business in China. The fees paid by FIM to Mrs. Murdoch pursuant to this arrangement are $100,000 per annum and Mrs. Murdoch received $100,000 in the fiscal year ended June 30, 2008. Mrs. Murdoch is a Director of MySpace China Holdings Limited (“MySpace China”), a joint venture in which the Company owns a 51.5% interest on a fully diluted basis, which licenses the technology and brand to the local company in China that operates the MySpace China website. Similar to other Directors of MySpace China, Mrs. Murdoch received options over 2.5% of the fully diluted shares of MySpace China that vest over four years under the MySpace China Option Plan.

The Shine Group (“Shine”), a television production and distribution company, is controlled by Ms. Elisabeth Murdoch, the daughter of Mr. K.R. Murdoch. Through the normal course of business, certain subsidiaries of the Company have entered into various production and distribution arrangements with Shine. Pursuant to these arrangements, the Company paid Shine an aggregate of approximately $453,000 in the fiscal year ended June 30, 2008.

Freud Communications, which is controlled by Matthew Freud, Mr. K.R. Murdoch’s son-in-law, provided external support to the press and publicity activities of the Company during the fiscal year 2008. The fees paid by the Company to Freud Communications were $669,202 for the fiscal year ended June 30, 2008.

Mrs. Prudence MacLeod is the daughter of Mr. K.R. Murdoch and serves as a member of the Board of Directors of Advertiser Newspapers, a subsidiary of the Company, and receives customary director fees for such service.

Mr. Alasdair MacLeod is the son-in-law of Mr. K.R. Murdoch and is a salaried employee of News Limited, a subsidiary of the Company, serving as its Managing Director of Nationwide News.

Mr. David F. DeVoe Jr. is the son of Mr. David F. DeVoe, a Director and Chief Financial Officer of the Company, and is a salaried employee of Fox Entertainment Group, Inc., a subsidiary of the Company, serving as its Deputy Chief Financial Officer and as an Executive Vice President.

Mr. Stanley Shuman, Director Emeritus, and Mr. Kenneth Siskind, son of Mr. Arthur M. Siskind who is a Director and Senior Advisor to the Chairman, are Managing Directors of Allen & Company LLC, a United States-based investment bank, which provided investment advisory services to the Company during the fiscal year ended June 30, 2008 related to the Company’s acquisition of Dow Jones & Company, Inc., the Exchange with Liberty and the sale of certain of the Company’s television stations. The fees paid by the Company to Allen & Company were $7.5 million in the fiscal year ended June 30, 2008.

Policy for Evaluating Related Party Transactions

The Audit Committee has established procedures for the review, approval or ratification of related party transactions. Pursuant to these procedures, the Audit Committee reviews and approves (i) all related party transactions when and if required to do so by applicable rules and regulations, (ii) all transactions between the Company or any of its subsidiaries and any of the Company’s executive officers, directors, director nominees, directors emeritus or any of their immediate family members and (iii) all transactions between the Company or any of its subsidiaries and any security holder who is known by the Company to own of record or beneficially more than five percent of any class of the Company’s voting securities, other than transactions that (a) have an aggregate dollar amount or value of less than $120,000 (either individually or in combination with a series of related transactions) and (b) are made in the ordinary course of business of the Company or its subsidiary, as applicable, and such related party.

During fiscal 2008, all of the transactions described in this section that were subject to the Audit Committee’s policies and procedures described above, were reviewed and approved or ratified by the Audit Committee or the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company’s Directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and beneficial owners of more than 10% of the Common Stock are required by the SEC to furnish the Company with copies of the reports they file.

We believe that all of our current and former Directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) during the fiscal year ended June 30, 2008, with the exception of one report for each of Messrs. Aznar, Chernin and DeVoe relating to one transaction for each such report and an amendment to the initial report of Mr. J.R. Murdoch relating to two transactions.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K for the year ended June 30, 2008 with the SEC on             , 2008. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: www.newscorp.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the attention of the Company’s Corporate Secretary by mail at News Corporation, 1211 Avenue of the Americas, New York, New York 10036, by telephone at (212) 852-7000 or by email at corporatesecretary@newscorp.com.

2009 ANNUAL MEETING OF STOCKHOLDERS

If you wish to submit a proposal to be presented at the 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by the Corporate Secretary of the Company at the principal executive offices at News Corporation, 1211 Avenue of the Americas, New York, NY 10036 no later than             , 2009 and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2009 proxy statement and proxy.

In order for proposals of stockholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company at its principal executive offices not later than             , 2009. Additionally, stockholder proposals made outside the processes of Rule 14a-8 under the Exchange Act must be received at the Company’s principal executive offices, in accordance with the requirements of the By-laws between             , 2009 and             , 2009; provided, however, that in the event that the 2009 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the date of the 2008 Annual Meeting of Stockholders, notice by stockholders in order to be timely must be received not later than the close of business on the later of the 90th day prior to the date of the 2009 Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of the 2009 Annual Meeting of Stockholders is made. Stockholders are advised to review the By-laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

ADDITIONAL INFORMATION

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders can elect to receive future News Corporation proxy statements, annual reports and related materials electronically instead of by mail. The Company highly recommends that you consider electronic deliver of these documents. If you are interested in participating in this electronic delivery program, you should select the “Enrollment for Electronic Delivery of Stockholder Materials” link in the “Investor Relations” section of the Company’s website at www.newscorp.com. You may resume receiving copies of these documents by mail at any time by selecting the appropriate stockholder link on this enrollment page and canceling your participation in this program.

OTHER MATTERS

At the time of the preparation of this proxy statement, the Board knows of no other matters that will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Lawrence A. Jacobs Senior Executive Vice President and Group General Counsel

New York, NY

            , 2008

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

News Corporation

1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036

VOTE BY INTERNET—

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by News Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to News Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: NEWSC1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1A, “FOR” PROPOSAL 1B, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

Proposal 1A

Election of the Director nominees listed below.

Nominees:

1Aa Peter Chernin

1Ab Sir Roderick I. Eddington 1Ac Mark Hurd 1Ad Andrew S.B. Knight

1Ae James R. Murdoch

Proposal 1B

If Proposal 3 is approved, election of the Director nominees listed below.

1Ba K. Rupert Murdoch 1Bb José María Aznar 1Bc Natalie Bancroft 1Bd Peter L. Barnes 1Be Kenneth E. Cowley 1Bf David F. DeVoe

For Withhold

For Withhold

1Bg Viet Dinh

1Bh Lachlan K. Murdoch 1Bi Thomas J. Perkins 1Bj Arthur M. Siskind 1Bk John L. Thornton

For Against Abstain

Proposal 2

2. Ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.

Proposal 3

3. Amendment of the Company’s Restated Certificate of Incorporation to provide for the annual election of directors beginning at the Company’s 2008 Annual Meeting of Stockholders.

NOTE: This Proxy must be signed exactly as your name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

FORM OF PROXY

IMPORTANT NOTICE TO STOCKHOLDERS

of News Corporation

The Annual Meeting of Stockholders will be held at the

on, 2008

a.m. Eastern Time

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF NEWS CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS, 2008

The undersigned, a stockholder of News Corporation, a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement, a copy of the Company’s

Annual Report, and revoking any proxy previously given, hereby constitutes and appoints Messrs. K. Rupert Murdoch,

David F. DeVoe and Lawrence A. Jacobs and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of Class B common stock of the Company standing in the name of the undersigned at the

Annual Meeting of Stockholders of the Company to be held on, 2008 at a.m. Eastern Time at .

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED

STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1A, 1B, 2 AND 3. IF ANY

NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF

SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

FORM OF PROXY (continued and to be signed on the other side)